Exhibit 2.1

ASSET PURCHASE AGREEMENT

SEPTEMBER 21, 2016

Among

ACH FOOD COMPANIES, INC.,

B&G FOODS NORTH AMERICA, INC.,

ASSOCIATED BRITISH FOODS PLC, as guarantor

and

B&G FOODS, INC., as guarantor

Allen & Overy LLP

	6.5	No Solicitation	39
	6.6	Employees	39
7.	Conditions to Closing		45
	7.1	Conditions to Each Party’s Obligations	45
	7.2	Conditions to Obligations of Purchaser	46
	7.3	Conditions to Obligations of Seller	47
	7.4	Frustration of Closing Conditions	47
8.	Termination; Effect of Termination		48
	8.1	Termination	48
	8.2	Effect of Termination	48
9.	Survival and Indemnification		49
	9.1	Survival	49
	9.2	Indemnification by Seller	49
	9.3	Indemnification by Purchaser	50
	9.4	Indemnification Procedures	50
	9.5	Limits on Indemnification	51
	9.6	Calculation of Indemnity Payments	53
	9.7	Tax Treatment of Indemnification	54
	9.8	Effect of Investigation	54
10.	Tax Matters		54
	10.1	Tax Matters	54
11.	Additional Agreements		56
	11.1	Publicity	56
	11.2	Use of Certain Names and Trademarks	56
	11.3	Universal Product Codes	57
	11.4	Support Services	57
	11.5	Post-Closing Information	57
	11.6	Records	58
	11.7	Bulk Transfer Laws	58
	11.8	Refunds and Remittances	58
	11.9	Return of Confidential Information	59
	11.10	Post-Closing Confidentiality	59
	11.11	Further Assurances	59
	11.12	Non-Competition; Non-Solicitation	59
	11.13	Financial Information Cooperation	61
	11.14	Archival Copy of Data Room	61
	11.15	Transferred Real Property Separation	61
12.	Miscellaneous		61
	12.1	Assignment	61
	12.2	No Third Party Beneficiaries	62
	12.3	Expenses	62
	12.4	Notices	62
	12.5	Headings; Interpretation	64
	12.6	Counterparts	64
	12.7	Integrated Contract, Exhibits and Schedules	64
	12.8	Severability; Enforcement	65
	12.9	Governing Law	65
	12.10	Jurisdiction; Service of Process	65
	12.11	Waiver of Jury Trial	65

	12.12	Specific Performance	65
	12.13	Amendments	66
13.	Parent Guarantees		66
	13.1	Seller Parent Guarantee	66
	13.2	Purchaser Parent Guarantee	68

Exhibits

1.	Form of Manufacturing Agreement
2.	Form of Transition Services Agreement
3.	Form of Employee Services Agreement
4.	Form of Excluded Technology License Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of September 21, 2016 (this Agreement),

AMONG:

(1)                                 ACH Food Companies, Inc., a Delaware corporation (Seller),

(2)                                 B&G Foods North America, Inc., a Delaware corporation (Purchaser),

(3)                                 Associated British Foods plc, a public limited company organized under the laws of England & Wales (registered number 00293262) and having its registered address at Weston Centre, 10 Grosvenor Street, London W1K 4QY, United Kingdom (Seller Parent), solely as guarantor pursuant to Section 13.1, and

(4)                                 B&G Foods, Inc., a Delaware corporation (Purchaser Parent), solely as guarantor pursuant to Section 13.2.

WHEREAS:

(A)                               Seller, directly or indirectly through certain of its Affiliates, is engaged, in whole or in part, in the Business;

(B)                               Seller wishes to sell to Purchaser and certain of its designated direct and indirect Subsidiaries (the Purchaser Parties), and Purchaser and the Purchaser Parties wish to purchase, acquire and accept from Seller, the Transferred Assets, upon the terms and subject to the conditions of this Agreement;

(C)                               In addition, Purchaser has agreed to assume, and to cause the Purchaser Parties to assume, from Seller the Assumed Liabilities, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.                                      DEFINITIONS

As used herein, the following terms have the meanings set forth below:

Accounting Principles has the meaning ascribed to it in Section 3.3(a).

Acquisition means the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities.

Active Employee means any Business Employee who is actively at work on the Closing Date.

Adjusted Purchase Price means the Purchase Price increased by the amount by which Closing Inventory exceeds the Target Inventory by more than $100,000 or decreased by the amount by which Closing Inventory is less than the Target Inventory by more than $100,000.

Affiliate means, with respect to any party, any person or entity controlling, controlled by or under common control with such party.

Agreement has the meaning ascribed to it in the Preamble.

Allocation has the meaning ascribed to it in Section 10.1(b)(ii).

Ancillary Agreements means the Manufacturing Agreement, the Transition Services Agreement, the Employee Services Agreement and the Excluded Technology License.

Ankeny Collective Bargaining Agreement means the collective bargaining agreement between Seller and the Union, dated as of April 5, 2015.

Assumed Liabilities has the meaning ascribed to it in Section 2.4(a).

Business means the business of (i) manufacturing (or having manufactured), packaging, marketing, distributing and selling the Products and (ii) manufacturing and packaging (but not marketing, distributing or selling) the Excluded Products, as such business is currently conducted by Seller.

Business Contracts means all Transferred Contracts required to be listed in Section 4.8 of the Disclosure Schedule.

Business Day means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City.

Business Employee means each employee of Seller who is (i) listed in Section 6.6(a) of the Disclosure Schedule or (ii) hired by Seller after the date of this Agreement and employed as of the Closing Date primarily in connection with the Business, in each case whether or not such employee is on vacation or a leave of absence (including parental, military, medical, bereavement or short term disability leave).

Business Material Adverse Effect means any change, effect, event, occurrence or state of facts that, individually or when taken together with all other such changes, effects, events, occurrences or states of fact, is materially adverse to, or has a material adverse effect on (a) the condition (financial or otherwise) or results of operations of the Business, taken as a whole (including the Transferred Assets and the Assumed Liabilities), or (b) the ability of Seller to consummate the Acquisition or to substantially perform its obligations under the Transition Services Agreement, the Employee Services Agreement or the Manufacturing Agreement, other than any adverse effect resulting from (i) economic conditions of the United States, Canada or Mexico or the global economy generally, to the extent not disproportionately affecting the Business as compared to other parties in its industries; (ii) conditions in capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, to the extent not disproportionately affecting the Business as compared to other parties in its industries; (iii) conditions in the food, foodservice, restaurant, grocery or retail industries (including fluctuations in the price of raw materials), to the extent not disproportionately affecting the Business as compared to other parties in its industries; (iv) acts of war (whether or not declared), sabotage, terrorism, cyberattacks, military actions or the escalation thereof, in each case involving the United States, Canada or Mexico, to the extent not disproportionately affecting the Business as compared to other parties in its industries; (v) acts of God, including earthquakes, hurricanes, tornadoes, floods, tsunamis or other natural disasters, in each case involving the United States, Canada or Mexico, to the extent not disproportionately affecting the Business as compared to other parties in its industries; (vi) any changes in applicable Law or accounting rules or principles, including changes in IAS, to the extent not disproportionately affecting the Business as compared to other parties in its industries; (vii) the execution of this Agreement or the Ancillary Agreements and the announcement or consummation of the transactions contemplated hereby and thereby, including any actual adverse effect directly caused by loss of personnel or loss of, or disruption in, any customer or vendor relationship directly caused by such execution or announcement; or (viii) any failure to meet internal or published projections, estimates or forecasts for revenues, earnings or other measures of financial or operating performance for any period; provided, however, that the underlying cause of any such failure (subject to other provisions of this definition) shall not be excluded.

Cap has the meaning ascribed to it in Section 9.5(a)(iv).

CFIA means the Canadian Food Inspection Agency.

Claims means, collectively, all rights, claims and causes of action, whether class, individual or otherwise in nature, in law or in equity.

Closing means the closing of the Acquisition.

Closing Date means the date on which the Closing occurs.

Closing Date Payment has the meaning ascribed to it in Section 3.2(a).

Closing Inventory has the meaning ascribed to it in Section 3.3(a).

Closing Statement has the meaning ascribed to it in Section 3.3(a).

COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code means the Internal Revenue Code of 1986, as amended.

Competing Activities has the meaning ascribed to it in Section 11.12(a).

Competing Products has the meaning ascribed to it in Section 11.12(a).

Confidentiality Agreement means the confidentiality agreement between Seller and B&G Foods, Inc. dated June 3, 2016, and the clean team confidentiality agreement between Seller and B&G Foods, Inc. dated August 25, 2016.

Consumer Programs has the meaning ascribed to it in Section 4.18(b).

Contracts means written contracts, leases, subleases, licenses, indentures, agreements, commitments and other legally binding instruments.

Current Participant has the meaning ascribed to it in Section 6.6(e)(i).

Deductible has the meaning ascribed to it in Section 9.5(a)(ii).

Disclosure Schedule means the schedules to this Agreement delivered by Seller to Purchaser prior to the date of this Agreement.

DOJ means the United States Department of Justice.

$ means United States dollars.

Employee Services Agreement means the employee services agreement in the form attached hereto as Exhibit 3.

Employee Transfer Date means the later of (i) 12:01 a.m. on January 1, 2017, and (ii) the Closing.

Environmental Laws means applicable Laws relating to protection of human health and the environment.

Equipment means tangible personal property (and interests therein), and includes all machinery, equipment, dies and molds.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means any corporation or trade or business (whether or not incorporated) which is treated with Seller as a single employer within the meaning of Section 414 of the Code.

Excluded Assets has the meaning ascribed to it in Section 2.2(b).

Excluded Products has the meaning ascribed to it in Section 2.2(b)(ii).

Excluded Taxes means (i) all liabilities of Seller or any of its Affiliates in respect of any Tax for any Pre-Closing Tax Period, including any Taxes arising out of, relating to or in respect of the Transferred Assets or the operation or conduct of the Business for any Pre-Closing Tax Period (determined, as applicable, in accordance with Section 10.1(a)) and (ii) Taxes arising in connection with the consummation of the transactions contemplated by this Agreement, including Transfer Taxes to the extent that they are the responsibility of Seller pursuant to Section 10.1(c).

Excluded Technology License means a royalty-free, non-exclusive license in the form attached hereto as Exhibit 4.

FDA means the United States Food and Drug Administration.

Final Purchase Price has the meaning ascribed to it in Section 3.3(d).

Financial Statements means (i) an unaudited inventory statement of the Business as of August 27, 2016, (ii) an unaudited statement of the sales and profit contribution of the Business for the fiscal year ending August 27, 2016, and (iii) an unaudited schedule of fixed assets of the Business as of August 27, 2016.

Food and Drug Act has the meaning ascribed to it in Section 4.14(a).

Food Authorities has the meaning ascribed to it in Section 4.14(a).

Food Law has the meaning ascribed to it in Section 4.14(a).

Former Employee means all individuals as to whom an employer-employee relationship has existed in the past with Seller but does not exist on the Closing Date, including any such individual on long term disability.

FTC means the United States Federal Trade Commission.

Governmental Entity means any Federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body.

Guaranteed Purchaser Obligations has the meaning ascribed to it in Section 13.2(a).

Guaranteed Seller Obligations has the meaning ascribed to it in Section 13.1(a).

Hazardous Substances means any substance, material or waste that is defined or regulated as “hazardous”, “toxic”, “dangerous”, a “pollutant” or a “contaminant” or otherwise regulated under any Environmental Law.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

IAS means International Accounting Standards as issued by the International Accounting Standards Board.

including means including, without limitation.

Indebtedness of any person means all indebtedness of such person, including (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security, (c) any accrued and unpaid interest owing by such person with respect to any indebtedness of a type described in clauses (a) or (b), and (d) any current liabilities (other than current liabilities that Purchaser has expressly agreed to assume pursuant to the provisions hereof).

Indemnified Party has the meaning ascribed to it in Section 9.4(a).

Indemnifying Party has the meaning ascribed to it in Section 9.4(a).

Independent Expert has the meaning ascribed to it in Section 3.3(c).

Initial Closing Statement has the meaning ascribed to it in Section 3.2(a).

Inventory means raw materials, supplies, packaging materials, work in progress, parts, spare-parts, labels, finished goods and other inventories.

IRS means the United States Internal Revenue Service.

Judgment means any judgment, order or decree.

Knowledge of Seller means the actual knowledge, after reasonable inquiry, of any of the Knowledge Parties.

Knowledge Parties means Richard Rankin, Steve Zaruba, Carmen Sciackitano, Tim Gathman and Mike Biegger.

Law means any statute, law, ordinance, rule or regulation or common law interpretation thereof of any Governmental Entity.

Leased Real Property means the parcel of real property leased by Seller pursuant to the Transferred Lease.

Liens means any and all mortgages, liens, security interests, charges, claims, pledges or other encumbrances of any kind.

Losses means claims, losses, damages, liabilities, obligations or expenses, including reasonable legal fees and expenses and all amounts paid in investigation, defense or settlement of the foregoing.

Manufacturing Agreement means the manufacturing agreement in the form attached hereto as Exhibit 1.

Material Adverse Impact means any material reduction in the value (including any reasonably anticipated economic benefit), measured either individually or in the aggregate, of Purchaser, Seller or the combined businesses, expected from the transactions contemplated by this Agreement, taken as a whole.

Names means (i) the trademarks, service marks, domain names, logos, trade names, trade dress and company names containing, incorporating or associated with “ACH Food”, “ACH Foodservice”, “Argo”, “Fleischmann’s”, “Karo”, “Kingsford” or “Mazola” and (ii) any other trademarks, service marks, domain names, logos, trade names, trade dress and company names of Seller or its Affiliates not included in Section 2.2(a)(vi) or 2.2(a)(vii) of the Disclosure Schedule, in each case together with all variations and acronyms thereof and all other identifiers of source or goodwill containing, incorporated or associated with any of the foregoing.

Notice of Objection means the written objection by Purchaser to the computation of Closing Inventory set forth in the Closing Statement.

Other Antitrust Regulations mean all antitrust or competition Laws of any Governmental Entity.

Other Transferred Intellectual Property has the meaning ascribed to it in Section 2.2(a)(vii).

PBGC means the Pension Benefit Guaranty Corporation.

Pension Transfer Amount has the meaning ascribed to it in Section 6.6(e)(iii).

Permits means permits, licenses, franchises, approvals, registrations or authorizations from any Governmental Entity.

Permitted Liens means (i) such Liens as are set forth in Section 4.5 of the Disclosure Schedule; (ii) any and all mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for sums, whether or not delinquent, that do not, individually or in the aggregate, materially detract from the value of, or materially impair the occupancy or use of, the Transferred Real Property in the conduct of the Business as currently conducted; (iii) Liens arising under original purchase price conditional sales Contracts or equipment leases with third parties entered into in the ordinary course of business; (iv) Liens for Taxes and other governmental charges that are not yet due and payable; and (v) other imperfections of title, licenses or encumbrances of record, if any, that (A) are not, individually or in the aggregate, material to the Business, (B) do not materially impair the continued use and operation of the Transferred Assets to which they relate in the conduct of the Business as currently conducted and (C) do not render the Transferred Assets unmarketable.

person means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

Post-Closing Tax Period means any taxable period (or portion thereof) beginning after the Closing Date.

Pre-Closing Tax Period means any taxable periods (or portion thereof) ending on or before the Closing Date.

Proceeding means any suit, action or proceeding.

Product Claims means all obligations, liabilities and commitments for refunds, adjustments, allowances, repairs, exchanges, returns, spoils, unsaleables, customer deductions, and warranty or similar claims received more than 90 days after the Closing Date, in each case in respect of requests for returns of any and all products sold by the Business in the ordinary course of business consistent with past practice prior to the Closing, except to the extent such obligations, liabilities and commitments arise from the failure of such Products to meet the applicable specifications for such Products at the time of sale.

Products means those products represented by the SKUs set forth in Section 1 of the Disclosure Schedule and any products currently in development by the Business, including any such products represented by such SKUs or such products currently in development by the Business, to the extent reasonably accessible, that may have been previously developed or obtained for use by the Business by Seller regardless of their use status as of the Closing Date.

Property Taxes means real, personal and intangible property Taxes.

Purchase Price means an amount in cash equal to $365,000,000.

Purchaser has the meaning ascribed to it in the Preamble.

Purchaser Indemnitees has the meaning ascribed to it in Section 9.2.

Purchaser Material Adverse Effect means any change, event, fact, effect or occurrence that has had a material adverse effect on the ability of Purchaser to consummate the Acquisition.

Purchaser Parent has the meaning ascribed to it in the Preamble.

Purchaser Parties has the meaning ascribed to it in the Recitals.

Purchaser Welfare Plans means all benefit plans that provide life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group welfare benefits for Transferred Employees.

Purchaser’s 401(k) Plan has the meaning ascribed to it in Section 6.6(d)(i).

Purchaser’s Pension Plan has the meaning ascribed to it in Section 6.6(e)(i).

Real Property means the Transferred Real Property and the Leased Real Property.

Recall has the meaning ascribed to it in Section 4.19(a).

Restricted Period has the meaning ascribed to it in Section 11.12(a).

Restricted Territory has the meaning ascribed to it in Section 11.12(a).

Retained Liabilities has the meaning ascribed to it in Section 2.4(b).

Seller has the meaning ascribed to it in the Preamble.

Seller Benefit Plan means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other material plan, arrangement or policy relating to pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, stock options, stock purchases, stock ownership, stock appreciation right, employment, compensation, deferred compensation, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday, fringe benefits or other employee benefits (other than plans or arrangements mandatory under applicable Law), in each case maintained or contributed to or required to be maintained or contributed to by Seller for the benefit of any Business Employee.

Seller Indemnitees has the meaning ascribed to it in Section 9.3.

Seller Parent has the meaning ascribed to it in the Preamble.

Seller’s 401(k) Plans means the ACH Food Companies, Inc. Thrift Plan and the ACH Food Companies, Inc. Thrift Plan for Collectively Bargained Employees.

Seller’s Pension Plan means the ACH Food Companies, Inc. Employees’ Pension Plan.

Significant Customers has the meaning ascribed to it in Section 4.18(a).

Significant Suppliers has the meaning ascribed to it in Section 4.18(a).

SKUs means stock keeping units.

Specified Representations means the representations and warranties set forth in Sections 4.1 (Organization and Standing), 4.2 (Authority, Execution and Delivery; Enforceability), 4.5(a) (Good and Valid Title), the sixth sentence of Section 4.6(a) (Intellectual Property), the second sentence of Section 4.7(a) (Property Interests), Sections 4.21 (Brokerage), 5.1 (Organization and Standing), 5.2 (Authority, Execution and Delivery; Enforceability), 5.6 (Brokerage), 13.1(f)(i), 13.1(f)(ii) and 13.1(f)(iii) (Seller Parent Guarantee) and 13.2(f)(i), 13.2(f)(ii) and 13.2(f)(iii) (Purchaser Parent Guarantee).

Straddle Period means any Tax period beginning on or prior to and ending after the Closing Date.

Subsidiary means, with respect to any person, any other person, the amount of the voting securities, other voting ownership or voting partnership interests of which held is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another Subsidiary of such first person.

Target Inventory means $44,700,000.

Tax or Taxes means (i) all forms of taxation imposed by any Federal, state, provincial, local, foreign or other Taxing Authority, including gross receipts, income, franchise, margin, windfall profits, property (real, personal or intangible), sales, transfer, use, excise, stamp, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, customs duties, unclaimed property, escheat, health and other taxes, fees, assessments or charges of any kind whatsoever, including any interest, penalties and additions thereto and (ii) any liability for any amount referred to in clause (i) of any person as a transferee or successor, under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), by contract, or otherwise.

Tax Return means any report, return, document, declaration or other information, statement or filing filed or required to be filed with any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

Taxing Authority means any Governmental Entity or any quasi-governmental body exercising Tax regulatory authority, including the IRS.

Technology means trade secrets, proprietary inventions, know-how, art files, formulae, recipes, processes, procedures, research records, records of inventions and test information.

Third Party Claim has the meaning ascribed to it in Section 9.4(a).

Trade Programs has the meaning ascribed to it in Section 4.18(b).

Transfer Taxes means all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

Transferred Assets has the meaning ascribed to it in Section 2.2(a).

Transferred Contracts has the meaning ascribed to it in Section 2.2(a)(x).

Transferred Employee has the meaning ascribed to it in Section 6.6(a)(i).

Transferred Equipment has the meaning ascribed to it in Section 2.2(a)(iv).

Transferred Intellectual Property has the meaning ascribed to it in Section 2.2(a)(vii).

Transferred Inventory has the meaning ascribed to it in Section 2.2(a)(iii).

Transferred Lease has the meaning ascribed to it in Section 2.2(a)(ii).

Transferred Patents has the meaning ascribed to it in Section 2.2(a)(v).

Transferred Permits has the meaning ascribed to it in Section 2.2(a)(ix).

Transferred Real Property has the meaning ascribed to it in Section 2.2(a)(i).

Transferred Technology has the meaning ascribed to it in Section 2.2(a)(viii).

Transferred Trademarks has the meaning ascribed to it in Section 2.2(a)(vi).

Transferred UPCs has the meaning ascribed to it in Section 2.2(a)(xvi).

Transition Services Agreement means the transition services agreement in the form attached hereto as Exhibit 2.

Union means the Local Union 238, Affiliated with International Brotherhood of Teamsters.

UPC means Universal Product Code.

USDA means the United States Department of Agriculture.

Valuation Firm has the meaning ascribed to it in Section 10.1(b)(ii).

WARN Act means the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local applicable Law.

Workers’ Compensation Event means the event giving rise to a claim for workers compensation benefits.

2.                                      PURCHASE AND SALE OF TRANSFERRED ASSETS

2.1                               Purchase and Sale

Upon the terms and subject to the conditions of this Agreement, at the Closing Seller agrees to sell, assign, transfer, convey and deliver to Purchaser and the Purchaser Parties, and Purchaser agrees to, and agrees to cause the Purchaser Parties to, purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the Transferred Assets (in each case, free and clear of all Liens other than Permitted Liens) as of the Closing for the Adjusted Purchase Price, payable as set forth in Section 3.2(c) and Section 3.3(d), and assume from Seller the Assumed Liabilities.

2.2                               Transferred Assets and Excluded Assets

(a)                                 Upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser and the Purchaser Parties, and Purchaser agrees to, and agrees to cause the Purchaser Parties to, purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the following property, rights, contracts, claims and assets as they exist at the time of Closing (collectively, the Transferred Assets):

(i)                                   the real property located at 2301 S.E. Tone’s Drive in Ankeny, Iowa, more particularly described in Section 4.7 of the Disclosure Schedule, and all of Seller’s right, title and interest therein, including all buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto (the Transferred Real Property);

(ii)                                all of Seller’s right, title and interest in the real property lease listed in Section 4.7 of the Disclosure Schedule (the Transferred Lease);

(iii)                             all Inventory owned by Seller, wherever located, that is used or held for use exclusively in the operation or conduct of the Business (the Transferred Inventory);

(iv)                            all Equipment owned by Seller and located on or at the Transferred Real Property or the Leased Real Property that is used or held for use exclusively in the operation or conduct of the Business and not specifically listed or described in Section 2.2(b)(i) of the Disclosure Schedule (the Transferred Equipment);

(v)                               all United States and foreign patents (including utility and design patents) and all foreign counterparts of the United States patents (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof), and United States, foreign and international patent applications set forth in Section 2.2(a)(v) of the Disclosure Schedule (the Transferred Patents);

(vi)                            all trademarks, trademark registrations and trademark applications set forth in Section 2.2(a)(vi) of the Disclosure Schedule together with the goodwill associated exclusively therewith (the Transferred Trademarks);

(vii)                         all trade names and domain names set forth in Section 2.2(a)(vii) of the Disclosure Schedule and all copyrights owned by Seller that are used or held for use exclusively in the operation or conduct of the Business, including copyrights, if any, in all original content in any web sites and social media pages (which does not include layout of any sites and pages), packaging, advertisements and other promotional materials (collectively, the Other Transferred Intellectual Property and, together with the Transferred Patents and the Transferred Trademarks, the Transferred Intellectual Property);

(viii)                      all Technology owned by Seller that is used or held for use exclusively in the operation or conduct of the Business (the Transferred Technology);

(ix)                            all Permits that are used or held for use exclusively in the operation or conduct of the Business (the Transferred Permits);

(x)                               all Contracts (i) set forth in Section 4.8 of the Disclosure Schedule and (ii) to which Seller is a party that relate exclusively to the operation or conduct of the Business and that have been entered into in the ordinary course of business consistent with past practice (collectively, the Transferred Contracts);

(xi)                            all Claims and all rights to assert Claims, to the extent arising out of, relating to or in respect of any Transferred Asset or any Assumed Liability (other than any such items arising under insurance policies to the extent they relate to occurrences arising out of or resulting from the operation or conduct of the Business prior to the Closing), along with any and all recoveries by settlement, Judgment or otherwise in connection with any such Claims or rights;

(xii)                         all books of account, general, financial and accounting records, files, copies of personnel records (limited to the name, job title, work location, date of commencement of employment, exempt or non-exempt status, current compensation paid or payable, sick and vacation leave that is accrued but unused, service dates, service credited for purposes of vesting and eligibility to participate under any Seller Benefit Plan, end date and other identifying information of the Transferred Employees), invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, displays, manuals and customer and supplier correspondence owned or controlled by Seller that are used or held for use exclusively in the operation or conduct of the Business, except to the extent primarily relating to the Excluded Assets or the Retained Liabilities;

(xiii)                      all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any Transferred Asset or any Assumed Liability;

(xiv)                     all goodwill of the Business;

(xv)                        all prepaid expenses that are used or held for use exclusively in, or that arise exclusively out of, the operation or conduct of the Business;

(xvi)                     each of the manufacturer codes listed in Section 2.2(a)(xvi) of the Disclosure Schedule and all UPCs under such manufacturer codes (the Transferred UPCs); and

(xvii)                  all other current assets of Seller that are used or held for use exclusively in the operation or conduct of the Business, other than current assets that are Excluded Assets.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, the Transferred Assets do not include any assets or rights other than the assets specifically listed or described in Section 2.2(a) and, for the avoidance of doubt, expressly exclude the following assets as they exist at the time of Closing (collectively, the Excluded Assets):

(i)                                   all assets listed in Section 2.2(b)(i) of the Disclosure Schedule;

(ii)                                all products represented by the SKUs set forth in Section 2.2(b)(ii) of the Disclosure Schedule (the Excluded Products);

(iii)                             all finished goods owned by Seller on the Closing Date that are Excluded Products;

(iv)                            all cash, cash equivalents or securities of Seller;

(v)                               all accounts, notes receivable and similar rights to receive payments of Seller that exist on or prior to the Closing Date;

(vi)                            all Claims of Seller to the extent relating to any Excluded Asset or Retained Liability, including (A) any such items arising under insurance policies and (B) all Claims that Seller, in any capacity, ever had, now has or may or will have in the future, whether known or unknown, to the extent relating in any way to (x) the Business’s purchase or procurement of any good, service or product at any time up until the Closing or (y) Seller’s purchase or procurement of any good, service or product for, or on behalf of, the Business, at any time up until the Closing, along with any and all recoveries by settlement, Judgment or otherwise in connection with any such Claims;

(vii)                         any shares of capital stock or other equity interests of any Affiliate of Seller;

(viii)                      all tangible personal property and interests therein, including all machinery, equipment and molds, owned by Seller, that is not specifically listed or described in Section 2.2(a);

(ix)                            all Seller Benefit Plans (including any trusts, insurance policies, contracts and administrative service agreements related thereto) and related assets, except as specifically provided in Section 6.6;

(x)                               any refunds or credits, claims for refunds or credits or rights to receive refunds or credits from any Taxing Authority with respect to Excluded Taxes;

(xi)                            any records (including accounting records) related to Taxes paid or payable by Seller or any of its Affiliates and all financial and Tax records relating to the Business that form part of Seller’s or any of its respective Affiliates’ general ledger;

(xii)                         all records prepared in connection with the sale of the Business (or any portion thereof), including bids received from third persons and analyses relating to the sale of the Business (or any portion thereof);

(xiii)                      all personnel records that are not Transferred Assets or to the extent transfer is not permitted by Law;

(xiv)                     all rights of Seller under this Agreement and any other agreements, certificates and instruments relating to the sale of the Business (or any portion thereof) or otherwise delivered in connection with this Agreement;

(xv)                        all right, title and interest in and to the Names (excluding, for the avoidance of doubt, Transferred Trademarks), together with the goodwill associated therewith;

(xvi)                     all UPCs for the Products that are not Transferred UPCs; and

(xvii)                  all division or corporate-level services of the type currently provided to the Business by Seller or any of its Affiliates.

2.3                               Consents to Certain Assignments

(a)                                 Notwithstanding anything in this Agreement to the contrary, this Agreement does not constitute an agreement to transfer or assign any asset (including any Contract) or any claim or right or any benefit arising under or resulting from such asset if an attempted direct or indirect assignment thereof, without the consent of a third party, would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, claim or right, or would in any way adversely affect the rights of Seller or, upon transfer, Purchaser under such asset, claim or right. If any transfer or assignment by Seller to Purchaser, or any direct or indirect assumption by Purchaser, of any interest in, or liability, obligation or commitment under, any asset, claim or right requires the consent of a third party, then such transfer or assignment or assumption must be made subject to such consent being obtained. Prior to the Closing, Seller shall provide or cause to be provided all commercially reasonable assistance to Purchaser (not including the payment of any consideration) reasonably requested by Purchaser to secure any such consents from third parties.

(b)                                 If any consent to assignment is not obtained prior to the Closing, the Closing will nonetheless take place on the terms set forth in this Agreement and, thereafter, Seller and Purchaser shall use their respective commercially reasonable efforts to secure such consent as promptly as practicable after the Closing and cooperate in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser under which (i) Purchaser will obtain (without infringing upon the legal rights of such third party or violating any applicable Law) the economic claims, rights and benefits (net of the amount of any related Tax costs (which shall be reduced by any related Tax benefits) imposed on Seller or any of its Affiliates (except for any such Tax costs that are Excluded Taxes)) under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement and (ii) Purchaser will assume any related economic burden (including the amount of any related Tax costs (which shall be reduced by any related Tax benefits) imposed on Seller or any of its Affiliates (except for any such Tax costs that are Excluded Taxes)) with respect to the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement.

(c)                                  Subject to Seller’s compliance with this Section 2.3, (i) Seller will have no liability whatsoever to Purchaser arising out of or relating to the failure to obtain any consent that may be required in connection with the transactions contemplated by this Agreement or because of any circumstances arising therefrom unless on account of a breach or inaccuracy of any of the representations and warranties set forth in Article 4 or Section 13.1 and (ii) Purchaser shall not consider or deem any covenant of Seller breached as a result of (x) the failure to obtain any such consent, (y) any circumstances resulting therefrom or (z) any Proceeding or investigation commenced or threatened by or on behalf of any person arising out of the failure to obtain any such consent.

2.4                               Assumption of Liabilities

(a)                                 Upon the terms and subject to the conditions of this Agreement, Purchaser shall, or shall cause the Purchaser Parties to, assume, effective as of the Closing, and shall, or shall cause the Purchaser Parties to, pay, perform and discharge when due, only the following obligations, liabilities and commitments (collectively, the Assumed Liabilities):

(i)                                   all obligations, liabilities and commitments of Seller under the Transferred Contracts and the Transferred Permits to the extent such obligations, liabilities and commitments relate to the period from and after the Closing Date, but excluding any obligations, liabilities or commitments arising out of or relating to any breach or default or violation by Seller of any such Transferred Contract or Transferred Permit prior to the Closing;

(ii)                                all Product Claims;

(iii)                             all Taxes arising out of, relating to or in respect of the Business or Transferred Assets for Post-Closing Tax Periods;

(iv)                            Property Taxes that are the responsibility of Purchaser pursuant to Section 10.1(a);

(v)                               Transfer Taxes to the extent that they are the responsibility of Purchaser pursuant to Section 10.1(c);

(vi)                            all obligations, liabilities and commitments expressly assumed by Purchaser under Section 6.6;

(vii)                         all obligations, liabilities and commitments accruing, arising out of or relating to the use or ownership of the Transferred Assets or the operation or conduct of the Business, in each case after the Closing;

(viii)                      all obligations, liabilities and commitments arising under or in respect of (A) the advertising and media commitments used or held for use exclusively in the operation or conduct of the Business and set forth in Section 2.4(a)(viii) of the Disclosure Schedule or (B) advertising or media commitments entered into or assumed by Seller on or after the date of this Agreement in accordance with the terms of this Agreement, in each case to the extent such advertising and media commitments are in respect of the operation of the Business from and after the Closing Date; and

(ix)                            all obligations, liabilities and commitments arising under or in respect of (A) the trade promotions, coupons and price promotions as set forth in Section 2.4(a)(ix) of the Disclosure Schedule or (B) planned or committed to by Seller on or after the date of this Agreement in accordance with the terms of this Agreement, in each case to the extent such trade promotions, coupons and price promotions are in respect of the operation of the Business from and after the Closing Date.

(b)                                 Notwithstanding any other provision of this Agreement, Purchaser and the Purchaser Parties shall not assume or be liable for any of the following obligations, liabilities or commitments, each of which will be retained and paid, performed and discharged when due by Seller (collectively, the Retained Liabilities):

(i)                                   all obligations, liabilities and commitments of Seller not listed in Section 2.4(a);

(ii)                                all accounts payable of Seller on the Closing Date arising out of the operation or conduct of the Business before the Closing Date;

(iii)                             Excluded Taxes;

(iv)                            all obligations, liabilities and commitments of Seller relating to or arising out of the Excluded Assets;

(v)                               except for the obligations, liabilities and commitments expressly assumed by Purchaser under Section 6.6, all obligations, liabilities and commitments with respect to employment, termination of employment, compensation or employee benefits of any nature (including benefits to be provided under the Seller Benefit Plans) owed to any Business Employee, Former Employee, consultant or independent contractor (or any dependent or beneficiary of the foregoing), whether or not any such individual becomes a Transferred Employee or otherwise enters into employment or other service with Purchaser or its Affiliates at or after the Closing, and that arises out of or relates to the employment or service provider relationship between Seller or its Affiliates and any such individual or the termination of such relationship on or prior to the Employee Transfer Date;

(vi)                            all obligations, liabilities and commitments of Seller relating to or arising out of any Proceeding pending as of or prior to the Closing or to the extent arising out of or relating to the operation or conduct of the Business or the Transferred Assets by Seller or its Affiliates prior to the Closing Date;

(vii)                         all obligations, liabilities and commitments relating to or arising out of any Products manufactured on or prior to the Closing, including obligations, liabilities and commitments for any personal injury claims, warranty obligations, product recall or withdrawal, regardless of legal theory asserted, but excluding any obligations, liabilities and commitments that are Assumed Liabilities under Section 2.4(a)(ii);

(viii)                      all obligations, liabilities and commitments with respect to trade promotions, coupons, price promotions or other consumer promotions with respect to Products sold prior to the Closing;

(ix)                            all obligations, liabilities and commitments under Environmental Laws to the extent arising out of the operation or conduct of the Business or the use or operation of the Transferred Assets, in each case first occurring on or prior to the Closing Date (and the ramifications of any release or violation following the Closing), including the matters identified in Section 4.15 of the Disclosure Schedule; and

(x)                               all Indebtedness of Seller or any of its Affiliates in respect of the Business.

(c)                                  Purchaser agrees to reimburse Seller, dollar for dollar, in the event that any of Seller’s customers offset the cost of any Products returned by such customer which are the responsibility of Purchaser pursuant to Section 2.4(a)(ii) in each case against accounts payable by such customer to Seller. Seller agrees to provide notice to Purchaser of any such offset for which Seller is entitled to be reimbursed by Purchaser pursuant to this Section 2.4(c). Purchaser shall pay Seller promptly following receipt of notice of any such offset by a customer (together with supporting documentation). Seller agrees to reimburse Purchaser, dollar for dollar, in the event that any of Purchaser’s or its Affiliates’ customers offset any Retained Liability against accounts payable by such customer to Purchaser or its Affiliates. Purchaser agrees to provide notice to Seller of any such offset for which Purchaser is entitled to be reimbursed by Seller pursuant to this Section 2.4(c). Seller shall pay Purchaser promptly following receipt of notice of any such offset by a customer (together with supporting documentation).

2.5                               Ancillary Agreements

At the Closing, Seller and Purchaser shall enter into the Manufacturing Agreement, the Transition Services Agreement and the Employee Services Agreement. At the Closing, Seller will execute and deliver the Excluded Technology License to Purchaser with respect to any Technology owned by Seller that is used in connection with the operation or conduct of the Business on the Closing Date and that is not included in the Transferred Technology.

3.                                      CLOSING AND POST-CLOSING PURCHASE PRICE ADJUSTMENT

3.1                               Closing

The parties shall hold the Closing at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020 at 10 a.m. local time on the first Business Day following the last day of Seller’s accounting period during which the conditions set forth in Article 7 have been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof), other than those conditions that, by their nature, are to be satisfied at the Closing (provided that such conditions would be so satisfied), or at such other place, time and date as may be agreed by Seller and Purchaser in writing. Seller and Purchaser shall deem the Closing to be effective as of 11:59 p.m. on the Closing Date.

3.2                               Transactions to be Effected at the Closing

(a)                                 At least five Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser its good faith written estimate of the Adjusted Purchase Price as of 11:59 p.m. on the Closing Date (the Closing Date Payment), together with reasonable supporting detail as to each of the calculations contained therein, including estimated Closing Inventory (collectively, the Initial Closing Statement). The Initial Closing Statement shall be calculated in accordance with the Accounting Principles and prepared in a manner consistent with the definition of the term Closing Inventory. Prior to the Closing Date, and without limitation of the provisions of Section 6.2, at Purchaser’s request, Seller shall provide Purchaser and its representatives any information reasonably requested and shall provide them access at all reasonable times to the personnel, properties, books and records relating exclusively to the Business, in each case for the purpose of reviewing the Initial Closing Statement. Purchaser and Seller shall reasonably cooperate and act in good faith to resolve any disputes they may have in respect of the Closing Date Payment and the Initial Closing Statement.

(b)                                 Seller shall deliver or cause to be delivered to Purchaser (i) appropriately executed deeds, bills of sale, assignments and other customary instruments of transfer relating to the Transferred Assets (other than the Transferred Real Property and the Transferred Intellectual Property), in form and substance reasonably satisfactory to Purchaser, (ii) with respect to the Transferred Real Property, (A) a “special” or “limited” warranty deed (or applicable state equivalent with covenants against grantors acts only) substantially in the form set forth in Section 3.2(b)(ii)(A) of the Disclosure Schedule, duly executed by Seller and notarized, and (B) a bill of sale substantially in the form set forth in Section 3.2(b)(ii)(B) of the Disclosure Schedule, duly executed by Seller, (iii) duly executed assignments of the Transferred Patents and Transferred Trademarks, in forms suitable for recording in the applicable jurisdictions, in form and substance reasonably satisfactory to Purchaser (it being understood that Purchaser shall bear the sole cost and have the sole responsibility for any notarization or legalization required for the recording of any such assignment that may be effectuated after the Closing), (iv) general assignments of all Other Transferred Intellectual Property, in form and substance reasonably satisfactory to Purchaser, (v) an appropriately executed counterpart of the Manufacturing Agreement, (vi) an appropriately executed counterpart of the Transition Services Agreement, (vii) an appropriately executed counterpart of the Employee Services Agreement, (viii) an appropriately executed counterpart of the Excluded Technology License, (ix) an affidavit, meeting the requirements of Treasury Regulation 1.1445-2(b), certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code; provided, however, that if Seller does not deliver such certificate to Purchaser, Purchaser shall be permitted to withhold from payments made pursuant to this

Agreement any withholding Taxes required under Section 1445 of the Code and any such withheld amounts shall be treated as having been paid to Seller, and (x) the officer’s certificates referred to in Section 7.2;

(it being understood that, except for the documents delivered pursuant to Section 3.2(b)(ii), Seller shall not be required to make any additional representations, warranties or covenants, expressed or implied, with respect to such deeds, bills of sale, assignments and other instruments of transfer not contained in this Agreement or the Ancillary Agreements); and

(c)                                  Purchaser shall deliver to Seller (i) payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least one Business Day prior to the Closing Date), in an amount equal to the Closing Date Payment, (ii) appropriately executed counterparts to such deeds, bills of sale, assignments and other instruments of transfer, and appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities, (iii) an appropriately executed counterpart of the Manufacturing Agreement, (iv) an appropriately executed counterpart of the Transition Services Agreement, (v) an appropriately executed counterpart of the Employee Services Agreement, (vi) an appropriately executed counterpart of the Excluded Technology License and (vii) the officer’s certificates referred to in Section 7.3;

(it being understood that Purchaser shall not be required to make any additional representations, warranties or covenants, expressed or implied, with respect to such deeds, bills of sale, assignments, agreements and other instruments of transfer or assumption not contained in this Agreement or the Ancillary Agreements).

3.3                               Post-Closing Purchase Price Adjustment

(a)                                 The Closing Statement

Within 60 days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the Closing Statement), setting forth the book value of the Transferred Inventory (which, for the avoidance of doubt, shall exclude the value of any obsolete Inventory) as of 11:59 p.m. on the Closing Date (the Closing Inventory) calculated in accordance with the principles, practices, methodologies and policies set forth in Section 3.3(a) of the Disclosure Schedule (the Accounting Principles), whether or not doing so is in accordance with IAS. After the Closing Date, at Seller’s request, Purchaser shall assist Seller and its representatives in the preparation of the Closing Statement and shall provide Seller and its representatives any information reasonably requested and shall provide them access at all reasonable times to the personnel, properties, books and records of Purchaser for such purpose.

(b)                                 Objections

Unless Purchaser provides Seller with a Notice of Objection within 30 days after Seller’s delivery of the Closing Statement, the Closing Statement will become final and binding at the end of such 30-day period. During such 30-day period, Seller shall permit Purchaser and its representatives to review its working papers relating to the Closing Statement and shall be granted reasonable access to appropriate personnel of Seller responsible for preparing the Closing Statement. Any Notice of Objection must specify in reasonable detail the basis for the objections set forth therein. Any Notice of Objection must include only objections based on (i) mathematical errors in the computation of Closing Inventory or (ii) Closing Inventory not having been calculated in accordance with the Accounting Principles.

(c)                                  Resolution of Disputes

If Purchaser provides the Notice of Objection to Seller within such 30-day period, Purchaser and Seller shall, during the 30-day period following Seller’s receipt of the Notice of Objection, attempt in good faith to resolve Purchaser’s objections. During such 30-day period, Purchaser and Purchaser’s accountants shall permit Seller and its representatives to review the working papers of Purchaser and Purchaser’s accountants relating to the Notice of Objection and the basis therefor and shall be granted reasonable access to appropriate personnel of Purchaser responsible for preparing such Notice of Objection. If Purchaser and Seller are unable to resolve all such objections within such 30-day period, the parties shall submit the matters remaining in dispute to PricewaterhouseCoopers LLP or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Purchaser and Seller; provided, however, if Purchaser and Seller are unable to agree on a firm within 10 days after the end of such 30-day period, then Purchaser and Seller shall each designate a firm and such designated firms shall jointly select a third nationally recognized firm to resolve the disputed matters (such selected firm being the Independent Expert). The parties shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than 60 days after its engagement. The Independent Expert shall only decide the specific items under dispute by the parties and its decision shall be within the range of values assigned to each disputed item in the Closing Statement and the Notice of Objection, respectively. The resolution of disputed items by the Independent Expert will be final and binding, and the determination of the Independent Expert will constitute an arbitral award that is final, binding and non-appealable and upon which a Judgment may be entered by a court having jurisdiction thereover. The cost of any determination (including the fees and expenses of the Independent Expert and reasonable attorney fees and expenses of the parties) pursuant to this Section 3.3 shall be borne by Seller and Purchaser in inverse proportion as they may prevail on matters resolved by the Independent Expert, which proportionate allocations shall also be determined by the Independent Expert at the time the determination of the Independent Expert is rendered on the merits of the matters submitted. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of Purchaser’s accountants shall be borne by Purchaser and the fees and disbursements of Seller’s accountants shall be borne by Seller.

(d)                                 Adjustment Payment

Within 10 days after both the Closing Statement has become final and binding and the Adjusted Purchase Price has been finally determined in accordance with this Section 3.3 (the Final Purchase Price), (i) if the Closing Date Payment is less than the Final Purchase Price, Purchaser shall pay to Seller an amount equal to such difference, plus simple interest thereon at a rate of 3% per annum for each day from the Closing Date to the date payment is made in full and (ii) if the Closing Date Payment is greater than the Final Purchase Price, Seller shall pay to Purchaser an amount equal to such difference, plus simple interest thereon at a rate of 3% per annum for each day from the Closing Date to the date payment is made in full. Any such payment hereunder must be made by wire transfer of immediately available funds to an account designated in writing by Purchaser or Seller, as the case may be.

(e)                                  Post-Closing Books and Records

Except for the consummation of the Closing and the other transactions contemplated by this Agreement, Seller and Purchaser shall conduct the Business on the Closing Date itself in the ordinary course in a manner substantially consistent with past practice. Following the Closing and until the Closing Statement has become final and binding pursuant to this Section 3.3, Purchaser shall maintain the accounting books and records of the Business on which the Closing Statement is to be based.

4.                                      REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows, except as set forth in the Disclosure Schedule (with specific reference to the applicable provision or section of this Agreement, except that any disclosures on the Disclosure Schedule shall be deemed disclosed for purposes of each other provision or section of this Agreement to the extent reasonably apparent on its face):

4.1                               Organization and Standing

Seller is validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it and to conduct the Business as currently conducted by it. Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, other than where the failure to be so qualified or in good standing would not reasonably be expected to have a Business Material Adverse Effect.

4.2                               Authority, Execution and Delivery; Enforceability

(a)                                 Seller has the requisite corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by this Agreement and the Ancillary Agreements. Seller has taken all corporate action required by its certificate of incorporation or by-laws to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.

(b)                                 Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will, upon execution and delivery constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfer or similar laws relating to or affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3                               No Conflicts or Violations; No Consents or Approvals Required

(a)                                 The execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements will not, conflict with or result in any breach of or constitute a default under, or result in the creation of any Lien (other than Permitted Liens or Liens caused by Purchaser) upon any of the Transferred Assets under, any provision of (i) its certificate of incorporation or by-laws, (ii) any material Contract to which Seller is a party or by which any of the Transferred Assets is bound, or (iii) any material Judgment or applicable Law applicable to Seller or any of the Transferred Assets, other than, in the case of clause (ii) above only, any such items that would not reasonably be expected to materially and adversely affect the Business or the Transferred Assets, taken as a whole.

(b)                                 No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than (i) compliance with and filings under the HSR Act and any other applicable Law relating to competition where clearance is required prior to the Closing and (ii) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements.

4.4                               Financial Statements; Absence of Undisclosed Liabilities

(a)                                 Section 4.4(a) of the Disclosure Schedule sets forth the Financial Statements. Except for adjustments necessary to present the Financial Statements on a standalone basis for the Business or as otherwise disclosed in the notes to the Financial Statements, the Financial Statements were prepared in accordance with the historical management accounting principles, practices, methodologies and policies of Seller with respect to the Business, applied on a consistent basis, and from Seller’s books and records. The Financial Statements fairly present, in all material respects, in accordance with such principles, practices, methodologies and policies, the inventory and fixed assets of the Business as of August 27, 2016, and the sales and profit contribution of the Business for the periods covered by such statements.

(b)                                 Seller has no liabilities arising out of, relating to or otherwise in respect of the Transferred Assets, the Business or the operation or conduct of the Business that would be required by IAS to be provided as a liability in the Financial Statements, other than (i) as specifically set forth in the Financial Statements; (ii) liabilities specifically described in Section 4.4(b) of the Disclosure Schedule; (iii) the Retained Liabilities; and (iv) liabilities incurred in the ordinary course of business consistent with past practice since the date of the inventory statement in the Financial Statements.

4.5                               Good and Valid Title

(a)                                 Seller has, and as of the Closing Date will have, good and marketable title to all material Transferred Assets, other than those Transferred Assets sold or otherwise disposed of after the date of this Agreement not in violation of this Agreement, in each case free and clear of all Liens, other than Permitted Liens.

(b)                                 The Transferred Equipment is in reasonably good repair and operating condition (giving due account to ordinary wear and tear) and is reasonably adequate and suitable for its present uses.

(c)                                  This Section 4.5 does not relate to intellectual property, which is the subject of Section 4.6, or Real Property, which is the subject of Section 4.7.

4.6                               Intellectual Property

(a)                                 Section 2.2(a)(v) of the Disclosure Schedule sets forth a list of the patent and patent application numbers and the jurisdictions where the Transferred Patents are registered or where applications have been filed. Section 2.2(a)(vi) of the Disclosure Schedule sets forth a list of the trademarks, trademark registration and application numbers and the jurisdictions where the Transferred Trademarks are registered or where applications have been filed. With respect to the Other Transferred Intellectual Property, Section 2.2(a)(vii) of the Disclosure Schedule sets forth a list of trade names and domain names that have been registered. Except as set forth in Sections 2.2(a)(v) and 2.2(a)(vi) of the Disclosure Schedule, to the Knowledge of Seller, all required registration, maintenance and renewal fees related to the registered Transferred Intellectual Property that are currently due have been paid to, and all documents required for the purpose of registering, maintaining and renewing the registered Transferred Intellectual Property have been filed with, the relevant Governmental Entities. No Transferred Intellectual Property is now subject to any interference, reissue, reexamination, opposition or cancellation proceeding and, to the Knowledge of Seller, no such action is or has been threatened with respect to any of the material Transferred Intellectual Property. Seller is the owner of, or has the right to use, the Transferred Intellectual Property free and clear of all Liens, other than Permitted Liens. The unexpired Transferred Intellectual Property is all the intellectual property that is necessary for the conduct of the Business. Purchaser acknowledges and agrees that Seller does not make any representations or warranties relating to the trademark registrations and applications included in the Transferred Intellectual Property in jurisdictions other than those set forth in Section 2.2(a)(vi) of the Disclosure Schedule.

(b)                                 Seller has not granted any license of any kind relating to any material Transferred Technology, except incidental, nonexclusive licenses to end-users, customers or third parties providing services to Seller in the ordinary course of business (including to co-packers, manufacturers, retailers, merchandisers and distributors). Seller is not bound by or a party to any material option, license or similar Contract relating to any machinery, equipment or computer software of any other person for use in the conduct of the Business, except (i) for nonexclusive licenses to machinery and equipment in the ordinary course of business and (ii) for so-called “shrink-wrap” and other non-customized license agreements relating to computer software licensed to Seller in the ordinary course of business.

(c)                                  To the Knowledge of Seller, no material claims have been made or threatened since January 1, 2014, against Seller by any person (i) claiming that use of the Transferred Intellectual Property or Transferred Technology infringes, misappropriates or otherwise violates the intellectual property rights of any such person or (ii) challenging the validity, enforceability or ownership or use of any Transferred Intellectual Property or trade secrets included in the Transferred Technology (including cease and desist letters or invitations to take a license). No claims are pending or, to the Knowledge of Seller, threatened, as of the date of this Agreement against Seller by any person claiming that use of the Transferred Intellectual Property or Transferred Technology as presently used infringes the intellectual property rights of any such person, other than pending or threatened claims that would not reasonably be expected to result in a Business Material Adverse Effect.

(d)                                 The operation of the Business as currently conducted by Seller does not infringe upon, misappropriate or otherwise violate (i) any patent, trademark, trade name, domain name or copyright (excluding source code) of any person, which is the subject of a registration, and (ii) to the Knowledge of Seller, any other intellectual property of any person. To the Knowledge of Seller, no third party is infringing or has infringed, misappropriated or otherwise violated any of the material Transferred Intellectual Property or trade secrets in the Transferred Technology.

(e)                                  Seller is not bound by or a party to any agreement materially restricting the use of any material Transferred Intellectual Property. Other than (i) rights in connection with co-packing arrangements and (ii) cross-promotional rights entered into in the ordinary course of business, Seller is not a party to or bound by any material license, sublicense, option or similar Contract relating in whole or in part to the Transferred Intellectual Property.

(f)                                   Seller is in compliance in all material respects with any posted privacy policies, any applicable Laws and, to the Knowledge of Seller, contractual commitments relating to the privacy and security of personally identifiable information in connection with the Business that is regulated or protected by Law. Seller has taken commercially reasonable steps to protect all material Transferred Intellectual Property and Transferred Technology from viruses, worms, trojan horses and other malicious bugs or contaminants, including to preserve the confidentiality of any material Transferred Technology. There has been no loss of, or unauthorized access, use, disclosure or modification of any Transferred Technology, except as would not reasonably be expected to materially and adversely affect the Business or the Transferred Assets, taken as a whole, and that would not require Seller to notify customers or employees of such loss, access, use, disclosure or modification.

(g)                                  Notwithstanding any other representation or warranty in this Article 4, the representations and warranties in this Section 4.6 and Sections 4.8(a)(v) and 4.20 constitute the sole and exclusive representations and warranties of Seller hereunder with respect to intellectual property matters.

4.7                               Property Interests

(a)                                 Section 4.7 of the Disclosure Schedule sets forth the street address and legal description of the Transferred Real Property. Seller has fee simple title to the Transferred Real Property, free and clear of all Liens, other than Permitted Liens. Seller has good and marketable fee simple title to the Transferred Real Property, free and clear of all Liens, other than Permitted Liens. Seller has not leased or otherwise granted to any person the right to use or occupy the Transferred Real Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Transferred Real Property or any portion thereof or interest therein.

(b)                                 Section 4.7 of the Disclosure Schedule sets forth a true, correct and complete description of the Transferred Lease. Seller has delivered to Purchaser a true, correct and complete copy of the Transferred Lease, including all amendments, extensions, renewals, modifications or other agreements with respect thereto pursuant to which Seller occupies the Leased Real Property. With respect to the Transferred Lease (i) such Transferred Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property; (ii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under the Transferred Lease and, to the Knowledge of Seller, no other party is in default thereof; (iii) Seller has not subleased or assigned or otherwise granted to any person the right to use or occupy such Leased Real Property or any portion thereof; and (iv) Seller has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in the Leased Real Property that remains in effect, other than Permitted Liens.

(c)                                  Since January 1, 2014, Seller has not received any written notice of (i) uncorrected violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Transferred Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Transferred Real Property or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which, except, in each case of any of the foregoing clauses (i) through (iii), as would not reasonably be expected to materially and adversely affect the Business or the Transferred Assets, taken as a whole. Neither the whole nor any material portion of the Transferred Real Property has been damaged or destroyed by fire or other casualty that has not been substantially repaired.

(d)                                 Seller has adequate access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protections, drainage and other public utilities, in each case to the extent necessary for the conduct of the Business as currently conducted by Seller. Seller has the right to access a public road or other means of lawful access to and from the Transferred Real Property.

4.8                               Material Contracts

(a)                                 Section 4.8 of the Disclosure Schedule sets forth a list of each of the Contracts to which Seller is a party that relate exclusively to the operation or conduct of the Business (other than (x) any Transferred Contract that is immaterial to the Business, (y) this Agreement and the Ancillary Agreements and (z) Transferred Contracts entered into after the date of this Agreement in accordance with Section 6.1(vi)) and that is:

(i)                                     a covenant not to compete (other than (A) pursuant to any radius restriction contained in any real estate lease, reciprocal easement or development, construction, operating or similar agreement and (B) any such covenant contained in any agreement with a broker) or that otherwise materially limits the freedom of the Business to engage in any business or compete with any person;

(ii)                                  a continuing Contract for the future purchase of materials, supplies, equipment, raw materials, packaging or commodities (other than (A) purchase orders for Inventory in the ordinary course of business and (B) purchase orders for the co-packing or co-manufacturing of Products of the Business in the ordinary course of business) in any such case which has an aggregate future obligation to any person in excess of $100,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $100,000;

(iii)                               a management, service, consulting or other similar Contract or an advertising Contract (other than Contracts relating to obligations, liabilities and commitments described in Section 2.4(a)(viii)), in any such case which has an aggregate future obligation to any person in excess of $100,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $100,000;

(iv)                              a lease or similar Contract with any person (other than Seller) under which Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person which lease or similar Contract has an aggregate future obligation in excess of $100,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $100,000;

(v)                                 a material license of intellectual property which has an aggregate future obligation to any person in excess of $100,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $100,000;

(vi)                              a Contract required to be disclosed on Section 4.6(b) or (c) of the Disclosure Schedule;

(vii)                           a Contract under which Seller has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness for borrowed money to, any person or any other note, bond, debenture or other evidence of indebtedness for borrowed money of Seller;

(viii)                        a Contract under which (A) any person (other than Seller) has directly or indirectly guaranteed indebtedness, liabilities or obligations of Seller or (B) Seller has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person, other than Seller (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(ix)                              a Contract with (A) Seller or any of its Affiliates or (B) any officer or director of Seller or any of its Affiliates;

(x)                                 a Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xi)                              a Contract that requires any party thereto to purchase or sell a stated portion of its requirements or outputs or that contains a “take or pay” provision;

(xii)                           a Contract granting a Lien (other than a Permitted Lien) upon any Transferred Asset;

(xiii)                        a Contract for capital expenditures in excess of $100,000 individually or in the aggregate;

(xiv)                       a Contract that deals with the provision of goods or services by or on behalf of the Business on a co-manufacturing or co-packing basis;

(xv)                          a Contract concerning a franchising, partnership, joint venture or similar arrangement;

(xvi)                       a Contract (other than purchase orders for Inventory in the ordinary course of business or sales Contracts or orders for Products in the ordinary course of business) which provides for the sale of goods or services in excess of $200,000 in any consecutive 12-month period after the date of this Agreement;

(xvii)                    a Contract not in the ordinary course of business that provides for the indemnification of any person or the assumption of any Tax, environmental or other obligation, liability or commitment of any person;

(xviii)                 a marketing or advertising Contract, in each case that provides for exclusivity;

(xix)                       a Contract with any Governmental Entity; or

(xx)                          any other Contract that has an aggregate future obligation to any person (other than Seller) in excess of $100,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $100,000 (other than purchase orders for Inventory in the ordinary course of business, or sales Contracts or orders for Products in the ordinary course of business).

(b)                                 All the Business Contracts are valid, binding and in full force and effect and are enforceable in all material respects by Seller in accordance with their terms, subject, as to enforceability, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfer or similar laws relating to or affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Seller is not a party to any contract, lease, sublease, license, indenture, agreement, commitment or other legally binding arrangement that (i) is oral, (ii) relates primarily to the operation or conduct of the Business and (iii) involves an aggregate future obligation to any person in excess of $100,000 or would otherwise be material to an understanding of the economics, operations or risk exposure of the Business.

(c)                                  Seller has performed all material obligations required to be performed by it to date under the Business Contracts, and it is not in material breach or material default thereunder and, to the Knowledge of Seller, no other party to any Business Contract, as of the date of this Agreement, is in material breach or material default thereunder. Seller has made available to Purchaser a true, correct and complete copy of each material Transferred Contract in the possession of, or reasonably accessible to, the Knowledge Parties. Neither Seller nor, to the Knowledge of Seller, any other party thereto is in material breach of any obligation under any purchase order, other than breaches that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business or the Transferred Assets, taken as a whole.

4.9                               Permits

Section 4.9 of the Disclosure Schedule sets forth a list of each Transferred Permit. All material Transferred Permits are validly held by Seller and Seller has complied in all material respects with the terms and conditions thereof. Seller has not received written notice since January 1, 2014, of any Proceeding relating to the suspension, modification, revocation or nonrenewal of any Transferred Permits the loss of which would reasonably be expected to materially and adversely affect the Business or the Transferred Assets, taken as a whole. None of the Transferred Permits would reasonably be expected to be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition, except for any such suspensions, modifications, revocations or nonrenewals that would not reasonably be expected to materially and adversely affect the Business or the Transferred Assets, taken as a whole.

4.10                        Taxes

(a)                                 (i) All material Tax Returns required to be filed by the Code or by applicable state, provincial, local or foreign Tax laws to the extent such Tax Returns relate to the Transferred Assets or the Business for Pre-Closing Tax Periods have been timely filed or will be timely filed (taking into account any valid extensions), and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes due with respect to the Transferred Assets and the Business (whether or not reflected in any Tax Return) have been paid in full or will be timely paid in full by the due date thereof, (iii) no material Claims are being asserted in writing with respect to any Taxes with respect to the Transferred Assets, the Business or the conduct of the Business, (iv) there are no Tax Liens on any of the Transferred Assets, other than Permitted Liens, and (v) none of Seller or any of its Affiliates has requested or obtained any extension of time within which to file any material Tax Return in respect of the Transferred Assets, which Tax Return has not since been filed.

(b)                                 No Taxing Authority with which Seller does not file a particular Tax Return with respect to the Transferred Assets or the Business has claimed to Seller (or any of Seller’s Affiliates) that Seller is or may be subject to taxation by that Taxing Authority. None of Seller or any of its Affiliates is engaged in (or is treated as engaged in due to prior activities) a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any jurisdiction other than the United States in connection with the Transferred Assets, the Business or the conduct of the Business.

(c)                                  Seller has not received an advance payment for goods with respect to which Purchaser is assuming the obligation to deliver.

(d)                                 No Transferred Asset is (i) an equity interest in any person or (ii) tax-exempt use property within the meaning of Section 168(g) of the Code.

(e)                                  For purposes of this Section 4.10, all references to Seller or any of its Affiliates shall be deemed to include any person that was merged with or liquidated into Seller or such Affiliate, as applicable.

4.11                        Proceedings

Section 4.11 of the Disclosure Schedule sets forth, to the extent relating or related to the Transferred Assets, the Assumed Liabilities or the Business, and except for investigations or Proceedings where the damages sought or being sought are less than $50,000 or are not reasonably expected to exceed $50,000, a list of (x) each currently pending Proceeding against Seller and, to the Knowledge of Seller, each currently threatened Proceeding against Seller and each currently pending or threatened investigation by a Governmental Entity against Seller, and (y) each Proceeding that was pending against Seller at any time since January 1, 2014, and, to the Knowledge of Seller, each Proceeding that was threatened against Seller at any time since January 1, 2014, and each investigation of Seller by a Governmental Entity that was pending or threatened at any time since January 1, 2014. Seller is not a party or subject to or in default under any unsatisfied Judgment applicable to the Transferred Assets, the Assumed Liabilities or the conduct of the Business, other than any Judgments that would not reasonably be expected to materially and adversely affect the Business or the Transferred Assets, taken as a whole. This Section 4.11 does not relate to Food Law and food safety matters or Environmental Law, which are the subject of Sections 4.14 and 4.15, respectively.

4.12                        Absence of Changes or Events

Since August 29, 2015, (a) Seller has conducted the Business in the ordinary course of business consistent with past practice and (b) there has been no change, effect, event, occurrence or state of facts that would reasonably be expected to have a Business Material Adverse Effect. Since

August 27, 2016, Seller has not taken any action that if taken after the date of this Agreement would constitute a breach of Section 6.1.

4.13                        Compliance with Applicable Laws

(a)                                 Seller conducts, and since January 1, 2014, has conducted, the Business in compliance in all material respects with all applicable Laws. There are no Proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller alleging that the Business is or was in violation of any applicable Law and Seller has not received any written notice from a Governmental Entity of any claim of a violation of any applicable Law. This Section 4.13(a) does not relate to Food Law and food safety matters or Environmental Law, which are the subject of Sections 4.14 and 4.15, respectively.

(b)                                 In operating the Business, Seller and its Affiliates, directors, officers, and, to the Knowledge of Seller, its agents and employees, have not (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Business.

4.14                        Food Law and Food Safety Matters

(a)                                 Seller conducts, and since January 1, 2014, has conducted, the Business in compliance in all material respects with all applicable Law related to the preparation, labeling, sale and distribution of food to consumers, including the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations and requirements adopted by the FDA thereunder (collectively, the Food and Drug Act), the applicable statutes, regulations and requirements of the USDA, all applicable statutes enforced by the FTC and the applicable FTC regulations and requirements and any applicable statutes, regulations and requirements established by any state, provincial, local or foreign Governmental Entity responsible for regulating the preparation, labeling, sale and distribution of food products, including all applicable statutes, regulations or requirements enforced or established by Health Canada or CFIA (together with the FDA, USDA, Health Canada and CFIA, collectively, the Food Authorities and the Food and Drug Act together with such other statutes, regulations and requirements collectively, Food Law) and terms and conditions imposed in any Permits granted by any Food Authority. Since January 1, 2014, all Products, and to Knowledge of Seller, each of the co-manufacturers and co-packers of the Products to the extent related to the Products, have complied and are in compliance with applicable Food Law and terms and conditions imposed in any Permits granted by any Food Authority, including any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf-life requirements, in each case as required under applicable Food Law or material Permits granted by any Food Authority, except in each case for instances of non-compliance that would not reasonably be expected to materially and adversely affect the Business or the Transferred Assets, taken as a whole.

(b)                                 Since January 1, 2014, Seller has not been excluded, debarred or suspended from participation under any government program pursuant to any applicable Food Law, in each case with respect to the Business or the Products.

(c)                                  Section 4.14 of the Disclosure Schedule sets forth a list of each pending or, to the Knowledge of Seller, threatened, investigation by a Governmental Entity or Proceeding, and each investigation by a Governmental Entity or Proceeding that was pending or, to the Knowledge of Seller, threatened since January 1, 2014, against Seller, in each case that relates to the Business and asserts a violation of applicable Food Law by Seller. Seller is not a party or subject to or in default under any unsatisfied Judgment or settlement agreement or any Judgment or settlement agreement with continuing obligations, in each case related to applicable Food Law and applicable to the conduct of the Business, other than any such Judgments or settlement agreements that are not material to the Business.

(d)                                 The finished goods included in the Transferred Inventory as of the Closing will (i) have been properly handled and stored and are properly packaged and labeled and fit for human consumption, (ii) may be shipped in interstate commerce in accordance with applicable Food Law and (iii) are not adulterated or misbranded within the meaning of applicable Food Law. All of the current packaging for the Products is adequate for normal shipping and storage.

(e)                                  None of (i) the Business or any Product or any Transferred Real Property or (ii) to the Knowledge of Seller, with respect to the Products, the persons that manufacture, process, package, supply ingredients and packaging materials for or distribute the Products, has received or is subject to, or since January 1, 2014, has been subject to, (x) any warning letter, untitled letter, notice of inspectional observation (including FDA Form 483), notice of suspension, notice of intended enforcement or other adverse correspondence or notice from any Food Authority or (y) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority, other than, in each case of clauses (x) and (y), that remains unresolved and that would reasonably be expected to materially and adversely affect the Business or the Transferred Assets, taken as a whole.

(f)                                   Since January 1, 2014, Seller has not received and is not currently subject to any written cease and desist order or other written order, ruling, memorandum of understanding or similar agreement or arrangement (whether temporary, preliminary or permanent) with, or is a party to a commitment letter or similar submission to, and has not received and is not subject to any supervisory letter or other written notice, or, to the Knowledge of Seller, oral notice, of a formal action, suit, arbitration or proceeding, or, to the Knowledge of Seller, any other Proceeding that restricts or restrains in any material respect or otherwise imposes any material condition, restriction, qualification or limitation on, the manufacture or the sale or distribution of the Products.

(g)                                  None of the Products requires any specific approval of the FDA, USDA or any other Food Authority for the purpose of which they are being manufactured, prepared, produced, sold or distributed, which has not been obtained.

4.15                        Environmental Matters

(a)                                 Seller conducts the Business in compliance in all material respects with all Environmental Laws. There are no pending or, to the Knowledge of Seller, threatened Proceedings against Seller alleging that the Business is in violation of any Environmental Law. Seller is not conducting on behalf of the Business, and is not required to and has not received any written notice asserting that the Business is or may be required to conduct, any investigation, cleanup, remediation or similar activities with respect to a release of Hazardous Substances at any of the Transferred Real Property, any former property, any adjacent property or third party site to which the Business sent Hazardous Substances. Seller has made available to Purchaser true and complete copies of all material environmental reports, environmental site assessments, studies or similar reports resulting from the investigation or assessment of the environmental conditions of the Transferred Real Property, in each case to the extent prepared in the last five years and in the custody of Seller.

(b)                                 The representations and warranties set forth in this Section 4.15 are the only representations and warranties made by Seller in this Agreement concerning Environmental Law matters.

4.16                        Employee Benefit Plans; Employment Matters

(a)                                 Section 4.16 of the Disclosure Schedule includes a list of each Seller Benefit Plan. Seller has made available to Purchaser copies of (i) each current Seller Benefit Plan document, including all amendments thereto (or a written summary thereof in the case of an unwritten Seller Benefit Plan), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recently filed annual report (Form 5500 and all schedules thereto) and (iv) the most recent IRS determination or opinion letter and each currently pending application to the IRS for a determination letter.

(b)                                 Each Seller Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms, any related documents and agreements and applicable Law (including ERISA and the Code).

(c)                                  Seller’s 401(k) Plans and Seller’s Pension Plan have received favorable determination letters from the IRS that remain in effect as of the date of this Agreement, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Seller’s 401(k) Plans or Seller’s Pension Plan.

(d)                                 All contributions to, and payments from, any Seller Benefit Plan which may have been required in accordance with the terms of such Seller Benefit Plan or any related document and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made. No Seller Benefit Plan has incurred an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested, or granted, with respect to any Seller Benefit Plan.

(e)                                  During the past six years, neither Seller nor any ERISA Affiliate has maintained, contributed to or been required to contribute to, (i) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any “multiple employer plan” within the meaning of Section 413 of the Code or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)                                   To the Knowledge of Seller, there are no pending audits or investigations by any Governmental Entity involving any Seller Benefit Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Seller Benefit Plans) or

Proceedings involving any Seller Benefit Plan, any fiduciary thereof or service provider thereto, nor to the Knowledge of Seller is there any basis for any such claim or Proceeding.

(g)                                  No Seller Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under a Seller Benefit Plan qualified under Section 401(a) of the Code.

(h)                                 Seller’s execution of, and performance of the transactions contemplated by, this Agreement will not either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer or independent contractor of Seller or any of its Affiliates, (ii) increase any amount of compensation or benefits otherwise payable under any Seller Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Seller Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Seller Benefit Plan or (v) limit the right to merge, amend or terminate any Seller Benefit Plan.

(i)                                     Each Seller Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in all material respects in both form and operation with the requirements of Section 409A of the Code.

(j)                                    Since January 1, 2014, Seller has not ordered or implemented any plant closing, mass layoff or other similar action requiring the provision of notice under the WARN Act.

(k)                                 Seller is in compliance in all material respects with all applicable Laws with respect to labor, employment and employment practices, including all Laws relating to the terms and conditions of employment, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, collective bargaining and employee classification.

(l)                                     Seller has delivered to Purchaser a complete and accurate list of each Business Employee with such Business Employee’s leave of absence or layoff status, name, job title, work location, date of commencement of employment, exempt or non-exempt status, current compensation paid or payable, sick and vacation leave that is accrued but unused, service dates and service credited for purposes of vesting and eligibility to participate under any Seller Benefit Plan.

(m)                             Since January 1, 2014, (i) except for the Ankeny Collective Bargaining Agreement, Seller has not been a party to any collective bargaining agreement or other labor contract relating to any Business Employees; (ii) there has been no strike, slowdown, picketing, work stoppage, or lockout involving any Business Employees and no such action is pending or threatened against or affecting Seller; (iii) there has been no Proceeding relating to or asserting the alleged material violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board, involving any Business Employee; and (iv) there has been no application or petition for an election of or for certification of a collective bargaining agent, or demand for recognition by any union or other labor organization and, to the Knowledge of Seller, there is no union organizing campaign or activity pending or threatened with respect to any Business Employee.

4.17                        Inventory

The Inventory was acquired or manufactured in the ordinary course of business consistent with past practice. On the Closing Date, the Transferred Inventory will consist of goods usable and saleable in the ordinary course of business. Inventory is valued on a first in first out basis using Purchaser’s standard costs, which are updated annually, as described in the Accounting Principles. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business. All of the Inventory complies with Seller’s internal quality assurance guidelines.

4.18                        Customers and Suppliers; Consumer and Trade Programs

(a)                                 Section 4.18 of the Disclosure Schedule lists (a) the 10 largest customers of the Business in terms of net sales during the fiscal year ended August 27, 2016 (the Significant Customers), and (b) the 10 largest suppliers of the Business in terms of invoices during the fiscal year ended August 27, 2016 (the Significant Suppliers). Between January 1, 2016, and the date of this Agreement, no Significant Supplier has (i) materially and adversely modified or terminated its relationship with the Business or has decreased materially (except for decreases occurring in the ordinary course of business) its services, supplies, materials or finished products to the Business and, to the Knowledge of Seller, no such person has threatened any such action, or (ii) given Seller written notice of any material adverse modification or termination or intent to materially and adversely modify or terminate its relationship with Seller. Between January 1, 2016, and the date of this Agreement, no Significant Customer has (i) materially and adversely modified or terminated its relationship with the Business or has decreased materially (except for decreases or limits occurring in the ordinary course of business) its usage or purchase of the products of the Business, or (ii) given Seller written notice of material adverse modification or termination or intent to materially and adversely modify or terminate its relationship with Seller. As of the date of this Agreement, to the Knowledge of Seller, Seller has not agreed with any existing customer to repurchase, or issue a credit or allow a return in respect of, any Products following the Closing Date, except to the extent such Products fail to meet specifications, as expressly provided in any Transferred Contract or to the extent any such obligations constitute Retained Liabilities.

(b)                                 Section 4.18 of the Disclosure Schedule contains (i) a list of all consumer-oriented marketing programs of the Business for which Purchaser will be responsible after the Closing (collectively, the Consumer Programs) and includes a description of each Consumer Program, the approximate duration of such Consumer Program, and an estimate of Seller’s obligations under such Consumer Program; and (ii) a summary of all trade programs with customers of the Business for which Purchaser will be responsible after the Closing (the Trade Programs), including a description of the Trade Programs, material pricing terms, the approximate duration of the Trade Programs and the estimated cost of the Trade Programs.

4.19                        Product Liability; Product Recall

(a)                                 None of Seller or, to the Knowledge of Seller, with respect to the Products, the third persons that manufacture, process, package, supply ingredients or packaging materials for or distribute the Products, has since January 1, 2014, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Product (collectively, a Recall). To the Knowledge of Seller, since January 1, 2014, no facts have existed that, if known by the applicable Food Authority, would have required or resulted in a Recall. To the Knowledge of Seller, there are no facts that are reasonably likely to cause (i) the Recall of any Product or (ii) as a result of regulatory action or pending or threatened litigation (A) a material change in the labeling of any of the Products or (B) a termination or suspension of the marketing of any of the Products in any location.

(b)                                 To the Knowledge of Seller, none of the Products that are currently released to the market (i) pose a significant or unreasonable risk of illness or injury when consumed in the intended manner and in accordance with the label directions of such Product or (ii) are subject to dietary notification or reporting pursuant to the reportable food registry or similar reporting requirement maintained by the FDA or any foreign Food Authority equivalent having authority over the Business.

(c)                                  Since January 1, 2014, (i) Seller has not received written notice, or, to the Knowledge of Seller, oral notice, of any (A) class action lawsuit or purported class action lawsuit or inquiry or investigation by the FDA, the FTC or state attorneys general or any other Food Authority, (B) product defect, bodily or personal injury, death, material property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief or (C) formal action, suit, arbitration or proceeding, or, to the Knowledge of Seller, any other Proceeding, in each of (A), (B) and (C), in connection with any Product, nor, to the Knowledge of Seller, have any of (A), (B) or (C) been threatened in writing or orally or (ii) Seller has not been a party to any formal action, suit, arbitration or proceeding, or, to the Knowledge of Seller, any other Proceeding relating to product defect, bodily or personal injury, death, material property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief, in each case as a result of any Product, nor, to the Knowledge of Seller, has any such Proceeding been threatened in writing or orally.

(d)                                 With respect to any Products, there are no product warranty claims, or series of related product warranty claims, currently pending or, to the Knowledge of Seller, threatened in writing against Seller in an amount equal to or greater than $100,000. There have been no such product warranty claims made against Seller since January 1, 2014. All Products manufactured, distributed or sold by or on behalf of Seller prior to date of this Agreement comply in all material respects with all contractual requirements, covenants or express or implied warranties applicable thereto and are not subject to any material term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services. Seller has not, with respect to the Products, extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

4.20                        Sufficiency of Assets

The Transferred Assets comprise all the assets, properties and rights utilized by Seller and its Affiliates in the operation of the Business as currently conducted and are sufficient in all material respects to permit Purchaser and its Affiliates to manufacture and sell the Products in a manner substantially consistent with the manner in which the Products are manufactured and sold by Seller immediately before the Closing.

4.21                        Brokerage

Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Moelis & Company LLC, whose fees and expenses will be paid by Seller.

5.                                      REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1                               Organization and Standing

Purchaser is validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.2                               Authority, Execution and Delivery; Enforceability

(a)                                 Purchaser has the requisite corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by this Agreement and the Ancillary Agreements. Purchaser has taken all corporate action required by its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.

(b)                                 Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will upon execution and delivery constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfer or similar laws relating to or affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3                               No Conflicts or Violations; No Consents or Approvals Required

(a)                                 The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements will not, conflict with or result in any breach of or constitute a default under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) the organizational documents of Purchaser, (ii) any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or applicable Law applicable to Purchaser or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)                                 No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition other than (i) compliance with and filings under the HSR Act and any other applicable Law relating to competition where clearance is required prior to the Closing, (ii) compliance with and filings and notifications under Environmental Laws, (iii) those that may be required solely by reason of Seller’s (as opposed to any third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements and (iv) those the failure of which to obtain or make would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.4                               Proceedings

There are no (a) outstanding Judgments against Purchaser or any of its Subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries or (c) investigations by any Governmental Entity that are pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries that, in any such case of clauses (a), (b) and (c), would reasonably be expected to have a Purchaser Material Adverse Effect.

5.5                               Availability of Funds; Solvency

(a)                                 Purchaser has (or at the Closing will have) cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 As of the Closing and immediately after consummating the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements, assuming the accuracy of the representations and warranties of Seller set forth in this Agreement, Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets (including both tangible and intangible assets) or because the present fair salable value of its assets (including both tangible and intangible assets) will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, including the Business, or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

(c)                                  None of the funds paid by Purchaser to Seller pursuant to this Agreement or any Ancillary Agreement will (i) be derived from or related to any activity that is deemed criminal or subject to sanctions under applicable Law or (ii) cause Seller to be in violation of any applicable Law, including in each case the United States Bank Secrecy Act of 1970, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti Terrorist Financing Act of 2001, or any sanctions administered by any Governmental Entity.

5.6                               Brokerage

Purchaser represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

6.                                      COVENANTS

6.1                               Covenants Relating to Conduct of the Business

Except for matters (a) set forth in Section 6.1 of the Disclosure Schedule, (b) expressly agreed to by Purchaser in writing (which agreement shall not be unreasonably withheld or delayed) or (c) otherwise expressly contemplated by the terms of this Agreement, from the date of this Agreement to the Closing Date, Seller shall conduct the Business in all material respects in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve the business relationships with customers, suppliers, distributors and others with whom Seller deals with in connection with the conduct of the Business. Notwithstanding the foregoing, certain relationships with Seller and its Affiliates providing services to the Business will terminate as of the Closing as contemplated in Section 11.4 and such termination shall not be deemed a breach of this Agreement. In addition, except as set forth in Section 6.1 of the Disclosure Schedule or otherwise expressly contemplated by the terms of this Agreement, Seller shall not do any of the following in connection with the Business from the date of this Agreement to the Closing Date without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                                     subject any of the Transferred Assets to any Lien other than Permitted Liens;

(ii)                                  waive any claims or rights of material value that relate primarily to the Business or the Transferred Assets;

(iii)          sell, lease, sublease, license, sublicense or otherwise dispose of any Transferred Asset, except (A) Inventory and obsolete or excess Equipment sold or disposed of in the ordinary course of business consistent with past practice or (B) sales or dispositions of assets in the ordinary course of business consistent with past practice that do not exceed $100,000 in the aggregate;

(iv)                              fail to maintain in any material respect any Transferred Trademarks, Transferred Patents, Other Transferred Intellectual Property or Transferred Technology or grant any person a license in respect of any Transferred Intellectual Property or Transferred Technology, in each case other than in the ordinary course of business consistent with past practice;

(v)                                 other than in the ordinary course of business consistent with past practice, fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities or obligations of the Business when due and payable;

(vi)                              enter into any new Contract that would be a Transferred Contract, except in the ordinary course of business consistent with past practice;

(vii)                           extend, modify, terminate, renew, fail to renew or waive a material right under, a Transferred Contract, except in the ordinary course of business;

(viii)                        incur or assume any liabilities, obligations or indebtedness for borrowed money exclusively of the Business or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice;

(ix)                              make any change in any method of accounting or accounting practice or policy that is exclusively applicable to the Business other than those required by IAS or required by applicable Law;

(x)                                 enter into any material lease of real property that relates exclusively to the Business;

(xi)                              materially diminish, increase or terminate trade or consumer promotional programs that in the aggregate are material to the Business, except in the ordinary course of business consistent with past practice; or

(xii)                           agree, whether in writing or otherwise, to do any of the foregoing.

6.2                               Access to Information

Seller shall as promptly as practicable, but in no event later than 30 days after the date of this Agreement, use its commercially reasonable efforts to deliver to Purchaser copies of all Transferred Contracts not heretofore made available to Purchaser. Seller shall afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable prior notice during normal business hours during the period prior to the Closing, to personnel, properties, books, Contracts, commitments and records relating to the Business (other than the Excluded Assets), including Product cost sheets, price lists and Product lists by SKU and location; provided, however, that in each case such access is in compliance with applicable Law and does not unreasonably disrupt the normal operations of Seller relating to the Business. Neither Seller nor any of its Affiliates shall be obligated by anything contained in this Section 6.2 to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise. Notwithstanding anything to the contrary contained herein, Purchaser may not conduct any sampling, testing or other intrusive indoor or outdoor investigation at or in connection with the Transferred Real Property prior to the Closing without Seller’s prior written consent.

6.3                               Confidentiality

Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated by this Agreement and the Ancillary Agreements is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement will terminate with respect to information relating solely to the Business (other than information relating to the Excluded Assets and the personnel engaged in the conduct of the Business); provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or Seller’s representatives concerning Seller and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

6.4                               Regulatory Authorizations; Reasonable Best Efforts

(a)                                 On the terms and subject to the conditions of this Agreement, each of Seller and Purchaser shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable and in any event prior to the date set forth in Section 8.1(a)(iv), including taking any and all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Each of Seller and Purchaser shall promptly cooperate with the reasonable requests of the other party in seeking to satisfy any such legal requirements imposed by any Governmental Entity. Seller and Purchaser shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.

(b)                                 Each of Seller and Purchaser shall (i) as promptly as practicable, but in no event later than 10 Business Days following the execution and delivery of this Agreement, file or cause to be filed with the FTC and the DOJ the notification and report form required for the transactions contemplated hereby and (ii) as promptly as practicable, (A) file or cause to be filed any supplemental information requested in connection therewith pursuant to the HSR Act, (B) make such other filings as are necessary in other jurisdictions in order to comply with all applicable Laws relating to competition and (C) provide any supplemental information requested by applicable Governmental Entities relating thereto. Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other applicable Law. Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or such other applicable Law. Each of Seller and Purchaser shall not, without the consent of the other party, (x) cause any such filing or other submission applicable to it to be withdrawn or re-filed for any reason or (y) consent or agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements at the behest of any Governmental Entity. Each of Seller and Purchaser shall have responsibility for one-half of all filing fees associated with the HSR Act filings and any other similar filings required under applicable Law required in any other jurisdiction.

(c)                                  Each of Seller and Purchaser shall (i) promptly notify the other party of any oral or written communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Entity with respect to the acquisition of the Transferred Assets or the taking of any action contemplated by this Agreement and the Ancillary Agreements, (ii) permit the other party to review in advance any communication proposed to be made to any such Governmental Entity and (iii) provide the other party with copies of all correspondence, filings or other communications between the party and its representatives, on the one hand, and any such Governmental Entity on the other hand, with respect to the foregoing. Neither Seller nor Purchaser shall agree to participate in any meeting with any Governmental Entity in respect of any such filing, investigation or inquiry unless and until it consults with the other party in advance and, to the extent permitted by such Governmental Entity, permits the other party to attend and participate at such meeting.

(d)                                 Without limiting the generality of the foregoing, each of Seller and Purchaser shall use its reasonable best efforts to obtain satisfaction of the conditions set forth in Section 7.1(a) as promptly as practicable. Notwithstanding anything to the contrary contained in this Agreement, nothing shall require Purchaser to take any action that will require, or be deemed to require, Seller or Purchaser to take any action described in this Section 6.4(d) that could reasonably be expected to have or result in a Material Adverse Impact, including any Material Adverse Impact that would result from (i) disposing or transferring any asset, including those of Seller or Purchaser; (ii) licensing or otherwise making available to any person, any technology or other intellectual property of Seller or Purchaser; (iii) holding separate any assets or operations (either before or after the Closing Date) of Seller or Purchaser; or (iv) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental Entity or otherwise)

regarding future operations of Seller or Purchaser’s business to obtain any approval from any Governmental Entity or to prevent the initiation of any Proceeding by any Governmental Entity under the HSR Act or Other Antitrust Regulations or to prevent the entry of any Judgment (whether temporary, preliminary or permanent) that would otherwise make this Agreement or the transactions contemplated hereby unlawful.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be obligated to defend any Proceeding instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of the HSR Act or Other Antitrust Regulations, or if any Judgment is entered, enforced or attempted to be entered or enforced by a court or other Governmental Entity, which Judgment would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay the consummation of the transactions contemplated hereby, Purchaser is not required to take any action to contest or resist any such Proceeding or to have vacated, lifted, reversed or overturned any such Judgment (whether temporary, preliminary or permanent) that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement or to have such Judgment repealed, rescinded, or made inapplicable so as to permit the consummation of the transactions contemplated hereby.

6.5                               No Solicitation

Seller has been in negotiations with other parties concerning a possible sale of the Business and such other parties have obtained certain information relating thereto. Seller agrees to immediately terminate, and to cause its Affiliates, representatives, agents, officers, employees, attorneys and accountants to terminate, all existing negotiations or activities concerning a possible sale of the Business with any party other than Purchaser, its Affiliates and its and their respective representatives. Seller shall not, and shall not authorize, permit or direct any of its Affiliates or any of its or their respective representatives to, directly or indirectly, (a) solicit the submission of proposals, inquiries or offers, (b) enter into discussions or negotiations with, or provide any confidential information to, any person, or (c) enter into any agreement or agreement in principle, in each case in connection with any divestiture or similar transaction involving the Business (other than, with respect to Purchaser or its Affiliates, the Acquisition) or the Transferred Assets (other than Inventory and obsolete equipment) in each case in the ordinary course of business or, with respect to Purchaser or its Affiliates, the Acquisition.

6.6                               Employees

(a)                                 Continuation of Employment

(i)                                     The Business Employees will remain in employment with Seller under their current terms and conditions of employment pursuant to the Employee Services Agreement during the period commencing on the Closing Date and ending on the Employee Transfer Date. Effective as of the Employee Transfer Date, Purchaser shall offer employment in accordance with this Section 6.6 (A) to each Active Employee effective as of the Employee Transfer Date and (B) with respect to each Business Employee who is not an Active Employee because such Business Employee is on an authorized leave of absence on the Employee Transfer Date, to such Business Employee effective as of the date on which such Business Employee presents himself or herself to Purchaser for active employment upon such Business Employee’s return from such authorized leave of absence within 12 months following the Closing Date (or, if later, to the same extent, if any, as Seller or its Affiliates would be required to re-employ such Business Employee in accordance with applicable Law or the Ankeny Collective Bargaining Agreement) (each Business Employee who accepts Purchaser’s offer of employment pursuant to this Section 6.6(a) is referred to herein as a Transferred Employee). Nothing herein shall constitute a representation or guarantee by Seller that any or all of the Business Employees shall accept the offer of employment from Purchaser.

(ii)           Except as specifically provided for in this Section 6.6, Purchaser shall be solely responsible for all employment and employee-benefit related matters and all obligations, liabilities and commitments in respect thereof that are earned and payable with respect to any Transferred Employee and that arise out of or relate to the employment or service provider relationship between Purchaser or its Affiliates and any such individual on or after the Employee Transfer Date.

(iii)          From the Employee Transfer Date until the first anniversary of the Closing Date, Purchaser shall, or shall cause its Affiliates to, provide each Transferred Employee with (A) base compensation that is not less than the base compensation paid to such Transferred Employee immediately prior to the Closing Date, (B) cash bonus opportunities under annual, long-term and other bonus and incentive plans that are no less favorable in the aggregate than the cash bonus opportunities provided to such Transferred Employee immediately prior to the Closing Date and (C) employee benefits (other than equity compensation) that are no less favorable than the employee benefits (other than equity compensation) provided to similarly situated employees of Purchaser.

(b)                                 Credit for Prior Plans

On and after the Employee Transfer Date, Purchaser shall give each Transferred Employee full credit for all purposes (including for purposes of eligibility to participate, level of benefits and vesting) under any employee benefit plans or arrangements (except for purposes of (i) benefit accrual under defined benefit plans, other than as provided in Section 6.6(f), and (ii) equity incentive plans) maintained by Purchaser and its Affiliates for such Transferred Employee’s service with Seller (and with any predecessor employer) to the same extent recognized by Seller immediately prior to the Employee Transfer Date.

(c)                                  Severance

(i)            Notwithstanding anything to the contrary in this Agreement, Purchaser shall provide each Transferred Employee whose employment is terminated by Purchaser or its Affiliates during the 12-month period immediately following the Employee Transfer Date with severance benefits (taking into account for such purpose such Transferred Employee’s service and compensation with Seller prior to the Employee Transfer Date and any additional service and compensation with Purchaser from and after the Employee Transfer Date) that are comparable to those provided to Business Employees pursuant to Seller’s severance plan set forth in Section 6.6(c)(i) of the Disclosure Schedule. Seller and Purchaser intend that each Transferred Employee will be deemed to have continuous and uninterrupted employment immediately before and immediately after the Employee Transfer Date for purposes of any severance benefit plan, program, policy, agreement or arrangement of Seller.  For the avoidance of doubt, Purchaser shall have no obligation to provide severance benefits to any Business Employee who is not a Transferred Employee.

(ii)                                  Purchaser shall assume and be solely responsible for all obligations, liabilities and commitments in respect of Transferred Employees under the severance benefit plans, programs, policies, agreements and arrangements of Seller in effect immediately prior to the Closing Date and set forth in Section 6.6(c)(i) of the Disclosure Schedule in respect of claims made by any Business Employees for severance or other separation benefits that are directly attributable to Purchaser’s failure to offer employment to any Business Employee in accordance with the terms of this Agreement.  Seller shall remain responsible for all obligations, liabilities and commitments in respect of Business Employees (other than Transferred Employees) under the severance benefit plans, programs, policies, agreements and arrangements of Seller in effect immediately prior to the Employee Transfer Date in respect of claims made by any Business Employees for severance or other separation benefits (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) arising out of, relating to or in connection with (A) any Business Employee who declines Purchaser’s offer of employment; provided, however, such offer is made in accordance with the terms of this Agreement, and (B) Seller’s termination of employment of any Business Employee on or prior to the Employee Transfer Date.

(d)                                 Tax-Qualified Savings Plans

(i)                                     Not later than the Employee Transfer Date, Purchaser shall establish or maintain, or cause to be established or maintained, a defined contribution plan (or plans) that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code, which is qualified under Section 401(a) of the Code and the trust which is a part of such plan must be exempt from tax under Section 501(a) of the Code (Purchaser’s 401(k) Plan), on terms no less favorable than those provided to Transferred Employees pursuant to Seller’s 401(k) Plans. Purchaser shall cause each Transferred Employee to be a participant in Purchaser’s 401(k) Plan as soon as reasonably feasible following the Employee Transfer Date.

(ii)                                  Not later than 60 days following the Employee Transfer Date, Seller shall cause the transfer of an amount of cash equal to the full account balance (including promissory notes evidencing all outstanding loans and subject to any qualified domestic relations orders) as of the valuation date immediately before the actual date of transfer for each Transferred Employee participating in Seller’s 401(k) Plans immediately prior to the Employee Transfer Date; provided, however, that Seller shall not transfer any assets until such time as Seller has been provided evidence reasonably satisfactory to Seller that Purchaser has established or maintains a trust as part of Purchaser’s 401(k) Plan and that Purchaser’s 401(k) Plan satisfies the requirements for a qualified plan under Section 401(a) of the Code and that such trust is exempt from tax under Section 501(a) of the Code.

(e)                                  Tax-Qualified Pension Plans

(i)                                     As soon as reasonably feasible following the Employee Transfer Date, Purchaser shall establish or maintain, or cause to be established or maintained, a defined benefit pension plan (the Purchaser’s Pension Plan) for the benefit of each current or former employee of the Business identified on Section 6.6(e) of the Disclosure Schedule who participates in Seller’s Pension Plan immediately prior to the Employee Transfer Date (the Current Participants), which is qualified under Section 401(a) of the Code and the trust which is a part of such plan must be exempt from tax under Section 501(a) of the Code. Purchaser’s Pension Plan and such plan’s trust (and any successor to such plan or trust) must provide in accordance with applicable Law that (A) assets transferred to Purchaser’s Pension Plan from the Seller’s Pension Plan be held by the Purchaser’s Pension Plan trust for the exclusive benefit of the participants in such plan, (B) the accrued benefits as of the Employee Transfer Date of each Current Participant not be decreased by amendment or otherwise and (C) each Current Participant has the right to receive his or her benefit accrued through the Employee Transfer Date under the Seller’s Pension Plan in any optional form provided under the Seller’s Pension Plan.

(ii)                                  Seller shall cause the transfer of an amount of cash equal to the Pension Transfer Amount (as defined below) from the Seller’s Pension Plan to Purchaser’s Pension Plan, but not later than 90 days following the Employee Transfer Date; provided, however, that Seller shall not transfer any assets until such time as (A) Seller has been provided evidence reasonably satisfactory to Seller that Purchaser has established a trust as part of Purchaser’s Pension Plan and that Purchaser’s Pension Plan satisfies the requirements for a qualified plan under Section 401(a) of the Code and that such trust is exempt from tax under Section 501(a) of the Code, and (B) 30 days have elapsed from the filing of Form 5310-A with respect to the transfer. Seller’s actuary shall be responsible for the required actuarial certification under Section 414(1) of the Code. Upon the transfer of such assets, Purchaser shall cause Purchaser’s Pension Plan to assume all liabilities and obligations with respect to the accrued benefits of the Current Participants accrued prior to the Employee Transfer Date under Seller’s Pension Plan.

(iii)                               As used herein, the term Pension Transfer Amount means an amount of cash equal to the portion of assets in the Seller’s Pension Plan allocable to the Current Participants as calculated in accordance with Section 414(l) of the Code and the related regulations (including the safe harbor PBGC assumptions and methodologies as of the Employee Transfer Date) to the extent necessary for any governmental approval (including the IRS and the PBGC) and to satisfy Section 414(l) of the Code and the related regulations as well as Section 4044 of ERISA and the related regulations. The Pension Transfer Amount shall be adjusted to reflect an investment return for the period from the Employee Transfer Date to the date of the transfer of assets that is equal to the average rate of the 90-day Treasury bill on the auction date coincident with the first day of the calendar month in which the transfer occurs or, if there is no auction on such date, on the next immediately preceding auction date, and shall be decreased by any benefit payments made under the Seller’s Pension Plan during such period to Current Participants.

(iv)                              The amount of the Pension Transfer Amount shall be determined by an enrolled actuary designated by Seller, and Seller shall provide any actuary designated by Purchaser with information reasonably necessary to review any calculations made under Section 4044 of ERISA in all material respects to verify that such calculations have been performed in a manner consistent with the terms of this Agreement. If there is a good faith dispute between Seller’s actuary and Purchaser’s actuary as to the Pension Transfer Amount and such dispute remains unresolved for 30 days, Seller and Purchaser shall select and appoint a third actuary who is mutually satisfactory to both Seller and Purchaser. The reasoned written decision of such third party actuary shall be rendered within 30 days and shall be conclusive as to any dispute for which such actuary was appointed. The cost of such third party actuary shall be divided equally between Seller and Purchaser. Each of Purchaser and Seller shall be responsible for the cost of its own actuary.

(v)                                 Purchaser shall use its reasonable best efforts to qualify Purchaser’s Pension Plan under Section 401(a) of the Code, and Seller and Purchaser shall reasonably cooperate to make any and all filings and submissions to the appropriate Governmental Entities required to be made by Seller or Purchaser as are appropriate in effectuating the provisions of this Section 6.6(e).

(f)                                   Certain Welfare Benefits Matters

(i)                                     With respect to the Purchaser Welfare Plans, Purchaser shall take all reasonably practicable steps to (A) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees and their dependents under such Purchaser Welfare Plans to the extent satisfied under the applicable corresponding Seller Benefit Plan immediately prior to the Employee Transfer Date and (B) provide each Transferred Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Employee Transfer Date in the plan year in which the Employee Transfer Date occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any such Purchaser Welfare Plans in which the Transferred Employees participate.

(ii)                                  Seller shall be responsible in accordance with its applicable welfare plans (and the applicable welfare plans of its Affiliates) in effect prior to the Employee Transfer Date for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, under such plans prior to the Employee Transfer Date by Transferred Employees and their dependents. Purchaser shall be responsible in accordance with the applicable welfare plans of Purchaser and its Affiliates for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, on or after the Employee Transfer Date by Transferred Employees and their dependents. For purposes of this Section 6.6(f)(ii), a claim will be deemed to have been incurred on (A) the date of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment policies, (B) the date of disability in the case of claims under disability policies, or (C) the date on which the charge or expense giving rise to such claim is incurred (without regard to the date of inception of the related illness or injury or the date of submission of a claim related thereto) in the case of all other claims.

(iii)                               Effective as of the Employee Transfer Date, Purchaser shall assume all liabilities and obligations of Seller to Transferred Employees and their eligible dependents, in respect of health insurance under COBRA, the Health Insurance Portability and Accountability Act of 1996 and applicable state Law; provided, however, that Seller shall remain obligated to provide any applicable COBRA notices in respect of events occurring on or prior to the Employee Transfer Date.

(iv)                              Seller shall be responsible for all claims for workers’ compensation benefits which are incurred prior to the Employee Transfer Date by Transferred Employees that are payable under the terms and conditions of Seller’s workers’ compensation programs. Purchaser shall cause its workers’ compensation program to be responsible for all claims for benefits which are incurred from and after the Employee Transfer Date by Transferred Employees that are payable under the terms and conditions of Purchaser’s workers’ compensation program, including with respect to Transferred Employees who became eligible for workers’ compensation benefits prior to the Employee Transfer Date. If the Workers’ Compensation Event occurs over a period both preceding and following the Employee Transfer Date, the claim shall be the joint responsibility and liability of Seller and Purchaser and shall be equitably apportioned between Seller, on the one hand, and Purchaser, on the other hand, based upon the relevant periods of time that the Workers’ Compensation Event transpired preceding and following the Employee Transfer Date.

(g)                                  Collectively Bargained Employees

Purchaser agrees to assume the liabilities and obligations of Seller set forth in the Ankeny Collective Bargaining Agreement effective on the Employee Transfer Date and, if necessary to effect such assumption, to accept an assignment of all or a portion of such liabilities and obligations. Prior to the Employee Transfer Date, Seller shall provide the Union with all required notices relating to the transactions contemplated by this Agreement and shall comply with and discharge all of Seller’s bargaining obligations with respect to the Union relating to such transactions.

(h)                                 Accrued Vacation

For purposes of determining the number of vacation days to which each Transferred Employee will be entitled following the Employee Transfer Date, Purchaser shall assume and honor all vacation days accrued or earned but not yet taken by such Transferred Employee as of the Employee Transfer Date. To the extent that a Transferred Employee is entitled under any applicable Law, the Ankeny Collective Bargaining Agreement or any policy of Seller to be paid for any vacation days accrued or earned but not yet taken by such Transferred Employee as of the Employee Transfer Date, Seller shall discharge the liability for such vacation days.

(i)                                     WARN Act

Provided that, no later than the Employee Transfer Date, Seller provides to Purchaser a complete and accurate list of all employment losses (as defined in the WARN Act) by all Business Employees occurring within 90 days of the Employee Transfer Date, Purchaser agrees to provide any required notice under the WARN Act and to otherwise comply with any such applicable Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring on or after the Employee Transfer Date. Purchaser shall not take any action after the Employee Transfer Date that would cause any termination of employment of any employees by Seller that occurs on or before the Employee Transfer Date to constitute a “plant closing” or “mass layoff” or group termination under the WARN Act, or to create any liability or penalty to Seller for any employment terminations under applicable Law. Purchaser shall indemnify and hold harmless Seller with respect to any liability under the WARN Act arising from the actions of Purchaser on or after the Employee Transfer Date in accordance with Section 9.3.

(j)                                    Administration

Following the date of this Agreement, Seller and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.6, including exchanging information and data relating to workers compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law), and in obtaining any governmental approvals required hereunder.

(k)                                 Non-Solicitation of Employees Providing Transition Services

Neither Purchaser nor any of its Affiliates may, without the prior written consent of Seller, directly or indirectly engage, recruit, solicit to employ or hire, offer employment to or hire (whether as an officer, employee, consultant or independent contractor) any employee of Seller or its Affiliates who is providing services under the Transition Services Agreement for the term thereof; provided, however, that the restrictions of this Section 6.6(k) shall not apply to any general advertisement or any search firm engagement that is not directed or focused on any such employee of Seller.

(l)                                     Employment Tax Reporting Responsibility

Seller and Purchaser hereby agree to follow the alternate procedure for employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320 for each Transferred Employee. Provided that Seller provides Purchaser with all necessary payroll records for the calendar year which includes the Employee Transfer Date, Purchaser shall furnish a Form W-2 to each Transferred Employee, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, in which case Purchaser and not Seller shall file the Form W-2 for the applicable taxable year.

(m)                             No Third Party Beneficiaries

Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall be required to continue any specific employee benefit plans. The provisions of this Section 6.6 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended to be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Business Employees prior to or following the Closing or the Employee Transfer Date or (ii) confer upon or give to any person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

7.                                      CONDITIONS TO CLOSING

7.1                               Conditions to Each Party’s Obligations

The obligation of Purchaser to purchase and pay for the Transferred Assets and assume the Assumed Liabilities and the obligation of Seller to sell, assign, transfer, convey and deliver the Transferred Assets to Purchaser is subject to the satisfaction (or waiver in writing by both Seller and Purchaser) on or prior to the Closing Date of the following conditions:

(a)                                 Governmental Approval

The waiting period under the HSR Act shall have expired or been terminated and all other clearances required under other applicable Law relating to competition and set forth in Section 7.1(a) of the Disclosure Schedule shall have been obtained.

(b)                                 No Injunctions or Restraints

No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect. No Proceeding initiated by a Governmental Entity in the United States shall be pending seeking any of the same.

7.2                               Conditions to Obligations of Purchaser

The obligation of Purchaser to purchase and pay for the Transferred Assets and assume the Assumed Liabilities is subject to the satisfaction (or waiver in writing by Purchaser) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties

(i) The Specified Representations of Seller and Seller Parent shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), and (ii) all other representations and warranties of Seller and Seller Parent in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except in the case of clause (ii) for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and would not reasonably be expected to have a Business Material Adverse Effect. For purposes of Section 7.2(a)(ii) only, (A) any representation or warranty made by Seller or Seller Parent in this Agreement that is qualified by reference to “Business Material Adverse Effect,” “material” or other materiality qualifications (or correlative terms) shall be read as if such qualifications were not present and (B) the representations and warranties set forth in the first sentence of Section 4.11, the first sentence of Section 4.14(c), the second sentence of Section 4.15(a) and Section 4.19(c) shall be read as if such representations and warranties relate to a date no later than the date of this Agreement. Purchaser shall have received a certificate dated as of the Closing Date signed by an authorized officer of Seller as to the satisfaction of the foregoing condition.

(b)                                 Performance of Obligations of Seller

Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Purchaser shall have received a certificate dated as of the Closing Date signed by an authorized officer of Seller as to the satisfaction of the foregoing condition.

(c)                                  Ancillary Agreements

Seller shall have duly executed and delivered the Manufacturing Agreement, the Transition Services Agreement, the Employee Services Agreement and the Excluded Technology License.

(d)                                 No Business Material Adverse Effect

During the period from the date of this Agreement until the Closing, no event shall have occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(e)                                  Required Actions

Seller shall have delivered the documents and performed the actions set forth on Section 7.2(e) of the Disclosure Schedule, in each case in form and substance reasonably satisfactory to Purchaser.

7.3                               Conditions to Obligations of Seller

The obligation of Seller to sell, assign, transfer, convey and deliver the Transferred Assets is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties

(i) The Specified Representations of Purchaser and Purchaser Parent shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), and (ii) all other representations and warranties of Purchaser and Purchaser Parent in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except in the case of clause (ii) for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and would not reasonably be expected to have a Purchaser Material Adverse Effect. For purposes of Section 7.3(a)(ii) only, (A) any representation or warranty made by Purchaser or Purchaser Parent in this Agreement that is qualified by reference to “Purchaser Material Adverse Effect,” “material” or other materiality qualifications (or correlative terms) shall be read as if such qualifications were not present and (B) the representations and warranties set forth in Section 5.4 shall be read as if such representations and warranties relate to a date no later than the date of this Agreement. Seller shall have received a certificate dated as of the Closing Date signed by an authorized officer of Purchaser as to the satisfaction of the foregoing condition.

(b)                                 Performance of Obligations of Purchaser

Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing. Seller shall have received a certificate dated as of the Closing Date signed by an authorized officer of Purchaser as to the satisfaction of the foregoing condition.

7.4                               Frustration of Closing Conditions

Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.4.

8.                                      TERMINATION; EFFECT OF TERMINATION

8.1                               Termination

(a)                                 Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)                                     by mutual written consent of Seller and Purchaser;

(ii)                                  by Seller, if (A) any of the conditions set forth in Section 7.1 or 7.3 have become incapable of fulfillment, and have not been waived by Seller, (B) 15 days have elapsed since receipt by Purchaser of a written notice by Seller of such incapability and (C) Purchaser shall have failed to fulfill such condition within such 15-day period;

(iii)                               by Purchaser, if (A) any of the conditions set forth in Section 7.1 or 7.2 have become incapable of fulfillment, and have not been waived by Purchaser, (B) 15 days have elapsed since receipt by Seller of a written notice by Purchaser of such incapability and (C) Seller shall have failed to fulfill such condition within such 15-day period; or

(iv)                              by Seller or Purchaser, if the Closing does not occur on or prior to March 31, 2017.

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)                                 In the event of termination by Seller or Purchaser pursuant to this Section 8.1, the terminating party shall give immediate written notice thereof to the other party and the transactions contemplated by this Agreement shall thereafter be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)                                     all confidential information received by Seller, its directors, officers, employees, agents, representatives or advisors with respect to the businesses of Purchaser and its Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall be deemed to remain in full force and effect notwithstanding the execution and subsequent termination of this Agreement; and

(ii)                                  all confidential information received by Purchaser, its directors, officers, employees, agents, representatives or advisors with respect to the businesses of Seller and its Affiliates (including with respect to the Business) shall be treated in accordance with the Confidentiality Agreement, which shall be deemed to remain in full force and effect notwithstanding the execution and subsequent termination of this Agreement.

8.2                               Effect of Termination

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.1, this Agreement will become null and void and of no further force and effect, except for the provisions of (a) Section 6.3 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller or Seller’s representatives, (b) Section 8.1 and this Section 8.2, (c) Section 11.1 relating to publicity and (d) Article 12.

Nothing in this Section 8.2 shall (A) release any party from any liability for any breach by such party of the terms, conditions, covenants and other provisions of this Agreement or (B) prior to the termination of this Agreement, impair the right of any party to compel specific performance by any other party of its obligations under this Agreement in accordance with Section 12.12.

9.                                      SURVIVAL AND INDEMNIFICATION

9.1                               Survival

Purchaser and Seller acknowledge and agree that the representations and warranties of Seller, Purchaser, Seller Parent and Purchaser Parent contained in Articles 4, 5 and 13 shall survive the Closing and remain in full force and effect for purposes of this Article 9 as follows: (a) the Specified Representations shall survive indefinitely, (b) the representations and warranties set forth in Section 4.10 (Taxes) shall survive until 60 days after the expiration of the applicable statute of limitations, (c) the representations and warranties set forth in Section 4.15 (Environmental Matters) shall survive until the date that is five years after the Closing Date, (d) the representations and warranties set forth in Section 4.16 (Employee Benefit Plans; Employment Matters) shall survive until the date that is three years after the Closing Date and (e) all other representations and warranties set forth in Articles 4, 5 and 13 shall survive until the date that is 15 months after the Closing Date. Upon the expiration of the applicable survival period with respect to any representation or warranty of Seller, Purchaser, Seller Parent or Purchaser Parent, such representation or warranty shall terminate and no claims of any kind with respect thereto may be made by any person thereafter; provided, however, that any matter as to which a party has asserted a claim for indemnification pursuant to this Article 9 in accordance with Section 9.4 during the applicable survival period specified in this Section 9.1 that is pending or unresolved at the expiration of the applicable survival period, shall survive and continue to be covered by this Article 9 until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. All covenants and other agreements in this Agreement shall, to the extent that by their terms they are to be performed prior to the Closing, shall expire and terminate at the Closing, and all other covenants and agreements in this Agreement shall survive the Closing indefinitely.

9.2                               Indemnification by Seller

Subject to the limitations set forth in Section 9.5, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and each of its and their respective officers, directors, employees, stockholders, agents and representatives (the Purchaser Indemnitees) from and against any and all Losses, to the extent arising or resulting from any of the following:

(a)                                 any breach of, or any inaccuracy in, any representation or warranty of Seller or Seller Parent contained in this Agreement (determined as of the date of this Agreement, and as of the Closing Date, as though made on and as of the Closing Date (other than those made as of a specified date, which shall be determined on and as of such specified date)) or in any certificate or document delivered hereunder;

(b)                                 any breach of any covenant or agreement of Seller contained in this Agreement;

(c)                                  any Retained Liability; and

(d)                                 any fees, expenses or other payments incurred or owed by Seller or its Affiliates to any agent, broker, investment banker or other firm or person retained or employed by Seller in connection with the transactions contemplated by this Agreement.

9.3                               Indemnification by Purchaser

Subject to the limitations set forth in Section 9.5, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and each of its and their respective officers, directors, employees, stockholders, agents and representatives (the Seller Indemnitees) from and against any and all Losses, to the extent arising or resulting from any of the following:

(a)                                 any breach of, or any inaccuracy in, any representation or warranty of Purchaser or Purchaser Parent contained in this Agreement (determined as of the date of this Agreement, and as of the Closing Date, as though made on and as of the Closing Date (other than those made as of a specified date, which shall be determined on and as of such specified date)) or in any certificate or document delivered hereunder;

(b)                                 any breach of any covenant or agreement of Purchaser contained in this Agreement;

(c)                                  any Assumed Liability; and

(d)                                 any fees, expenses or other payments incurred or owed by Purchaser or its Affiliates to any agent, broker, investment banker or other firm or person retained or employed by Purchaser in connection with the transactions contemplated by this Agreement.

9.4                               Indemnification Procedures

(a)                                 Procedures Relating to Indemnification of Third Party Claims

If any party (the Indemnified Party) receives written notice of the commencement of any Proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 9.2 or 9.3 (a Third Party Claim), and such Indemnified Party intends to seek indemnity pursuant to this Article 9, the Indemnified Party shall promptly provide the other party (the Indemnifying Party) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from its obligations under this Article 9, except if and to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have 45 days from receipt of any such notice of a Third Party Claim to give notice of its intent to assume the defense thereof; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim that seeks the imposition of criminal penalties or other sanctions that would be reasonably expected to materially and adversely affect the Business or the Transferred Assets, taken as a whole. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party shall have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice, which counsel must be reasonably acceptable to the Indemnified Party. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith and is fulfilling its obligations with respect thereto, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,

(ii) the Indemnified Party shall not file any papers or consent to the entry of any Judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party shall not (A) admit to any wrongdoing or (B) consent to the entry of any Judgment or enter into any settlement with respect to the Third Party Claim, in each case, without the prior written consent of the Indemnified Party (such written consent shall not be unreasonably withheld, conditioned or delayed). The parties shall use reasonable best efforts to minimize Losses from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any Judgment that was consented to without the Indemnifying Party’s prior written consent.

(b)                                 Procedures for Non-Third Party Claims

The Indemnified Party shall notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party if the Indemnified Party intends to seek indemnity with respect to such matter pursuant to this Article 9. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from its obligations under this Article 9, except if and to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have 60 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access, in a manner that does not unreasonably disrupt the normal operation of the business of the Indemnified Party, to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

9.5                               Limits on Indemnification

(a)                                 Notwithstanding the foregoing provisions of this Article 9, Seller and Purchaser acknowledge and agree:

(i)                                     Seller shall not be liable for any Losses suffered by any Purchaser Indemnitee and Purchaser shall not be liable for any Losses suffered by any Seller Indemnitee, in each case to the extent arising or resulting from a breach or inaccuracy of any representation or warranty herein of Seller, Purchaser, Seller Parent or Purchaser Parent, as applicable, unless Proceedings with respect to a claim therefor are initiated within the applicable survival period set forth in Section 9.1, failing which such claim shall be deemed waived and extinguished;

(ii)                                  Seller shall not be liable pursuant to Section 9.2(a) for any Losses suffered by any Purchaser Indemnitee unless the aggregate of all indemnifiable Losses suffered by the Purchaser Indemnitees exceeds, on a cumulative basis, an amount equal to $2,737,500 (the Deductible), and then Seller will only be liable to the extent of any such excess;

(iii)                               Purchaser shall not be liable pursuant to Section 9.3(a) for any Losses suffered by any Seller Indemnitee unless the aggregate of all indemnifiable Losses suffered by the Seller Indemnitees exceeds, on a cumulative basis, an amount equal to the Deductible, and then Purchaser will only be liable to the extent of any such excess;

(iv)                              Seller shall not be liable pursuant to Section 9.2(a) for any Losses suffered by the Purchaser Indemnitees to the extent that the aggregate liability of Seller pursuant to Section 9.2(a) would exceed $54,750,000 (the Cap);

(v)                                 Purchaser shall not be liable pursuant to Section 9.3(a) for any Losses suffered by the Seller Indemnitees to the extent that the aggregate liability of Purchaser pursuant to Section 9.3(a) would exceed the Cap;

(vi)                              neither party shall be liable to the other for any portion of the such other party’s Losses attributable to (A) punitive damages or (B) indirect, special, incidental or consequential damages to the extent such damages were not reasonably foreseeable (in each case of clause (A) and (B), other than those paid or payable to third parties) by such other party;

(vii)                           in no event will Seller be obligated to indemnify the Purchaser Indemnitees or any other person for any matter arising or resulting from a breach or inaccuracy of any representation or warranty in Sections 4.4(a) (Financial Statements) or 4.17 (Inventory) to the extent that such matter was specifically set forth in and addressed by the Closing Statement; and

(viii)                        the aggregate liability of Seller pursuant to Section 9.2(a) shall in no event exceed the Purchase Price.

None of the limitations set forth in Sections 9.5(a)(i), (ii), (iii), (iv), (v), (vi) or (vii) shall apply to claims of, or causes of action arising from, a breach of the Specified Representations or any representation or warranty set forth in Section 4.10 (Taxes) or fraud committed by the Indemnifying Party against the Indemnified Party. Purchaser and Seller shall cooperate in resolving any indemnifiable Loss, including by using commercially reasonable efforts to mitigate upon and after becoming aware of any event giving rise to such Losses; provided, however, that this sentence shall not require Purchaser to (a) initiate or pursue litigation or other claims against third parties in respect of such Loss, (b) seek recovery under any insurance policy in respect of such Loss (provided, however, that any amounts actually received by Purchaser under any insurance policy shall be taken into account for purposes of Section 9.6) or (c) take any other action that could reasonably be expected to be detrimental to the business, assets or liabilities of Purchaser (including the Business, the Transferred Assets and the Assumed Liabilities). Subject to the other terms of this Article 9, the costs and expenses of such mitigation efforts shall be included in the Losses for which the Indemnified Party is entitled to indemnification hereunder.

(b)                                 Purchaser acknowledges and agrees that (i) none of Seller, any of its Affiliates or any other person has made any express or implied representation or warranty (A) with respect to the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or the Ancillary Agreements or (B) as to the accuracy or completeness of any information regarding the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or by the Ancillary Agreements furnished or made available to Purchaser and its representatives, other than, in the case of clauses (A) and (B), the representations and warranties of Seller and Seller Parent specifically set forth in this Agreement, the Ancillary Agreements or any certificate or document delivered hereunder or thereunder; and (ii) other than with respect to Retained Liabilities, Purchaser has no claim or right to indemnification pursuant to this Article 9 against Seller, any of its Affiliates or any other person, and none of Seller, any of its Affiliates or any other person shall have or be subject to any liability to Purchaser or any other person, with respect to any information, documents or materials furnished by Seller, any of its Affiliates or any of their respective officers, directors, employees, agents or advisors to Purchaser, including the Confidential Information Presentation dated May 2016 prepared by Moelis & Company LLC and any information, documents or material made available to Purchaser and its representatives in certain “data rooms” (whether electronic or otherwise), management presentations or any other form in expectation of the transactions contemplated by this Agreement or the Ancillary Agreements (it being understood that this clause (ii) does not supersede or otherwise affect the representations and warranties of Seller and Seller Parent specifically set forth in this Agreement, the Ancillary Agreements or any certificate or document delivered hereunder or thereunder).

(c)                                  Without limiting the generality of Section 9.5(b), Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, the Ancillary Agreements or any certificate or document delivered hereunder or thereunder, Seller makes no representations or warranties with respect to the maintenance, repair, condition, design, performance or marketability of any Transferred Asset, including merchantability or fitness for a particular purpose.

(d)                                 Each of Purchaser and Seller further acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy of the Purchaser Indemnitees and the Seller Indemnitees with respect to any and all claims relating to this Agreement, the Business, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or the transactions contemplated by this Agreement and the Ancillary Agreements (other than with respect to (i) a claim arising from the Ancillary Agreements, (ii) a claim for injunctive relief or other equitable relief, (iii) a claim arising from Article 10 or (iv) a claim for payment due pursuant to Section 3.3(d)) is pursuant to the indemnification provisions set forth in this Article 9 and the guarantees set forth in Article 13. None of the limitations set forth in this Article 9 shall apply to claims of, or causes of action arising from, Seller’s or Seller Parent’s fraud.

9.6                               Calculation of Indemnity Payments

(a)                                 The amount of any Loss for which indemnification is provided under this Article 9 shall be (i) reduced by any amounts actually received by the Indemnified Party under third party insurance policies with respect to such Loss, (ii) increased by any Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) in the taxable year in which the indemnity payment is received and (iii) reduced by any Tax benefit actually realized by the Indemnified Party (in the form of a cash refund or reduction in cash Taxes otherwise payable) as a result of such Loss by the Indemnified Party in the taxable year such Loss is incurred or the immediately succeeding taxable year. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount. In computing the amount of any such Tax benefit actually realized, such Tax benefit shall be net of any Tax detriment arising from the receipt of any indemnification payment. For purposes of calculating the amount of Losses incurred out of or relating to any breach or inaccuracy of a representation or warranty in this Agreement or any certificate or document delivered hereunder, but not for purposes of determining whether or not a breach or inaccuracy has occurred, the references to “Business Material Adverse Effect,” “Purchaser Material Adverse Effect,” “material” or other materiality qualifications (or correlative terms), shall be disregarded.

(b)                                 If the Indemnified Party recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by the Indemnifying Party pursuant to this Article 9, the Indemnified Party shall promptly remit to the Indemnifying Party the indemnity payment actually received from the Indemnifying Party up to the amount received by the Indemnified Party from such third party, net of any applicable premium adjustments and any costs or expenses incurred in the collection thereof.

9.7                               Tax Treatment of Indemnification

For all Tax purposes, Seller and Purchaser shall treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement and any payment pursuant to Section 2.4(c) as an adjustment to the Final Purchase Price unless a final determination by the IRS or other applicable Taxing Authority (which must include, in the case of the IRS, the execution of an IRS Form 870-AD or successor form) provides otherwise.

9.8                               Effect of Investigation

The representations, warranties, covenants and agreements of any Indemnifying Party, and any Indemnified Party’s right to indemnification, payment, reimbursement or other remedy with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known at any time, whether before or after the execution and delivery of this Agreement or the Closing Date that such representation or warranty is, was or might be breached or inaccurate, or that such covenant or agreement is, was or might be breached or by reason of a waiver of any condition set forth in Article 7.

10.                               TAX MATTERS

10.1                        Tax Matters

(a)                                 Allocation of Certain Taxes

In the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Tax Period equal the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and will be a Retained Liability and (ii) Property Taxes for the Post-Closing Tax Period equal the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Post-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and will be an Assumed Liability. The party that has the primary obligation to do so under applicable Law shall file any Tax Return that is required to be filed in respect of Taxes described in this Section 10.1(a), and that party shall pay the Taxes shown on such Tax Return. To the extent any such Taxes paid by Purchaser (or any refund of Taxes received by Purchaser) is allocable to the

Pre-Closing Tax Period, or any such Taxes paid by Seller (or any refund of Taxes received by Seller) is allocable to the Post-Closing Tax Period, Purchaser or Seller (as applicable) shall pay to the other party such proportionate amount promptly after the payment of such Taxes (or the receipt of any such refund).

(b)                                 Purchase Price Allocations

(i)                                     At least seven days prior to the Closing Date, Purchaser shall provide Seller with an estimate of the allocation of the total consideration (including liabilities assumed) among the Transferred Assets, with a single number for all of the Transferred Assets of Seller. This estimate will be used at the Closing (including, if necessary, for the payment of any applicable Transfer Taxes). If Seller does not agree with such estimate, Seller and Purchaser shall use good faith efforts to agree on an estimate prior to the Closing Date. If the parties cannot agree on such estimate prior to the Closing Date, Purchaser’s estimate will be used for allocating the total consideration pursuant to this Agreement at the Closing.

(ii)                                  Without regard to the estimate determined pursuant to Section 10.1(b)(i), within 60 days after the determination of the Final Purchase Price, Purchaser shall provide Seller a proposed allocation (the Allocation) of the total consideration (including liabilities assumed and any other amounts required to be taken into account under applicable Law) among the Transferred Assets, as well as with a single amount for all of the Transferred Assets of Seller. The Allocation will be supported by a valuation report from a nationally recognized appraiser selected by Purchaser (the Valuation Firm). The valuation report provided by the Valuation Firm shall be modified, as appropriate, by the Valuation Firm to reflect any adjustments in the total consideration made following the Closing in accordance with this Agreement. The Allocation will become final and binding 20 days after Purchaser provides the Allocation to Seller, unless Seller objects on the grounds that there is no reasonable basis for the Allocation (in which case, Seller shall propose an allocation). If the parties cannot agree on the Allocation, each party shall be entitled to use its own valuation.

(iii)                               If the parties agree on the Allocation or the Allocation becomes final and binding pursuant to the penultimate sentence of Section 10.1(b)(ii), Seller (and its Affiliates) and Purchaser (and its Affiliates) agree to file all Tax Returns consistent with the final version of the Allocation described in Section 10.1(b)(ii) unless otherwise required to do so by applicable Law.

(c)                                  Transfer Taxes

Seller and Purchaser shall each be responsible for and bear 50% of the amount of any Transfer Taxes payable as a result of the transactions contemplated hereby. Seller and Purchaser shall cooperate in timely paying all Transfer Taxes and timely preparing and filing, or causing to be timely prepared and filed, filings, returns, reports and forms as may be required in connection with Seller’s and Purchaser’s payment of Transfer Taxes. Seller and Purchaser shall use reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes.

(d)                                 Cooperation

Seller and Purchaser agree to retain all records relating to the finances and Taxes of the Transferred Assets for all Pre-Closing Tax Periods until the expiration of the statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate. Seller and Purchaser shall provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise. Seller and Purchaser shall reasonably cooperate in obtaining any clearance certificates or similar documents from any applicable Taxing Authority that are required or permitted with respect to the transactions contemplated by this Agreement.

11.                               ADDITIONAL AGREEMENTS

11.1                        Publicity

Each of Purchaser and Seller shall consult with the other to the extent reasonably practicable with respect to any press release that such party or any of its Affiliates chooses to make upon announcement of the execution of this Agreement. Other than any such initial Purchaser or Seller (or Purchaser Affiliate or Seller Affiliate) press release, from the date of this Agreement through the Closing Date, neither party or any of its Affiliates shall make any other public press release or announcement concerning the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such press release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall, to the extent practicable, use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that (a) each of the parties and its Affiliates may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby and (b) each of the parties or its Affiliates may issue one or more releases or announcements (including filing this Agreement and any Ancillary Agreement with the United States Securities Exchange Commission or other foreign securities exchange) in connection with the execution of this Agreement, so long as such party permits the other party reasonable notice and time to review any such release or announcement in advance of such issuance or filing. Seller acknowledges that Purchaser’s Affiliates may be required to disclose the material terms of this Agreement in, and file a copy of this Agreement and any Ancillary Agreement as attachments to, a Current Report on Form 8-K filed with the United States Securities Exchange Commission. Nothing in this Section 11.1 shall prohibit (or require prior consent for) (x) ordinary course communications with customers, suppliers, regulators and other persons that reference the transactions contemplated hereby, (y) communications necessary to comply with obligations under this Agreement (including Section 2.3) and (z) disclosure regarding the transactions contemplated hereby in regularly scheduled earnings announcements or as otherwise required to comply with applicable periodic reporting requirements, so long as, with respect to clauses (x) and (y), such communications do not disclose any material information regarding the transactions contemplated hereby that has not previously been publicly disclosed.

11.2                        Use of Certain Names and Trademarks

(a)                                 Purchaser shall, and shall cause the Business, promptly, and in any event (i) within 180 days after the Closing, to revise print advertising, Product labeling and all other information or other materials, including any internet or other electronic communications vehicles, to delete all references to the Names and (ii) within 270 days after the Closing, to change signage and stationery and otherwise discontinue use of the Names except as otherwise permitted by this Section 11.2; provided, however, that for a period of (A) 270 days after the Closing Date, Purchaser and its Affiliates may continue to distribute product literature relating to the Business that uses any Names to the extent such product literature exists as of the Closing, and (b) 18 months after the Closing, Purchaser and its Affiliates may continue to distribute Products with labeling that uses any Names to the extent that such product literature and labeling exists on the Closing Date or is ordered no more than 90 days after the Closing Date. Neither Purchaser nor the Business shall use any Names after the Closing in any manner or for any purpose different from the use of such Names by Seller during the 90-day period preceding the Closing. With respect to the Transferred Inventory, Seller shall permit Purchaser and its Affiliates to continue to sell such Transferred Inventory, notwithstanding that it bears one or more of the Names, for up to 18 months following the Closing.

(b)                                 Seller shall promptly, and in any event (i) within 180 days after the Closing, revise print advertising, product labeling and all other information or other materials, including any internet or other electronic communications vehicles, to delete all references to the Transferred Trademarks and (ii) within 270 days after the Closing, to change signage and stationery and otherwise discontinue use of the Transferred Trademarks; provided, however, that for a period of 270 days after the Closing Date, Seller may continue to distribute product literature relating to the Excluded Products that uses any Transferred Trademarks and distribute Excluded Products with labeling that uses any Transferred Trademarks to the extent that such product literature and labeling exists on the Closing Date. Seller shall not use any Transferred Trademarks after the Closing in any manner or for any purpose different from the use of such Transferred Trademarks by Seller during the 90-day period preceding the Closing.

11.3                        Universal Product Codes

For all UPCs of the Products that are not Transferred UPCs, to the extent permitted by GS1 US, Seller hereby grants Purchaser the limited right to use such UPCs that, as of the Closing Date, appear on the existing Product packaging of the Business for a period of 18 months after the Closing; provided, however, that (a) the right to use such UPCs is non-exclusive with respect to the manufacturer codes, (b) the scope of the right is limited to using such UPCs solely for the sale of existing Products, (c) Purchaser may not materially alter any Product packaging or make any new Product packaging designs that use such UPCs and (d) Purchaser may not use such UPCs in any other manner without the prior written consent of Seller.

11.4                        Support Services

Purchaser acknowledges that as of the Closing Date, neither Seller nor any of its Affiliates shall have any obligation to provide any support or other services to Purchaser relating to the Business other than those services expressly required to be provided pursuant to the Transition Services Agreement.

11.5                        Post-Closing Information

(a)                                 Following the Closing, upon reasonable advance written notice to Purchaser, Purchaser shall afford or cause to be afforded to Seller and its Affiliates reasonable access to Purchaser’s personnel, properties, books, Contracts, commitments and records exclusively relating to the pre-Closing activities of the Business for any reasonable business purpose, including in respect of litigation, insurance matters and financial reporting of Seller and its Affiliates; provided, however, that such access does not unreasonably disrupt the normal operations of Purchaser or any of its Affiliates. Notwithstanding anything contained in this Section 11.5(a), neither Purchaser nor its Affiliates shall be required to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise.

(b)                                 Following the Closing, upon reasonable advance written notice to Seller, Seller shall afford to Purchaser and its Affiliates reasonable access to Seller’s personnel, properties, books, Contracts, commitments and records exclusively relating to the Business for any reasonable business purpose, including in respect of litigation, insurance matters and financial reporting of Purchaser and its Affiliates; provided, however, that such access does not unreasonably disrupt the normal operations of Seller or any of its Affiliates. Notwithstanding anything contained in this Section 11.5(b), neither Seller nor any of its Affiliates shall be required to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise.

11.6                        Records

Purchaser recognizes that certain records may contain information relating to Subsidiaries, divisions or businesses of Seller and its Affiliates other than the Business and that Seller and its Affiliates, subject to Seller’s obligations under Section 11.10, may retain copies thereof.

11.7                        Bulk Transfer Laws

Purchaser hereby waives compliance by Seller with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to Purchaser; provided, however, that nothing in this Section 11.7 shall derogate from Seller’s responsibilities under Article 9.

11.8                        Refunds and Remittances

(a)                                 After the Closing, if Seller or any of its Affiliates receive any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 12.4. After the Closing, if Purchaser or any of its Affiliates receive any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of its Affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 12.4.

(b)                                 After the Closing, if Purchaser or any of its Affiliates receive any refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or cause to be remitted, such amount to Seller at the address set forth in Section 12.4. After the Closing, if Seller or any of its Affiliates receive any refund or other amount which is related to Claims, litigation, insurance or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or cause to be remitted, such amount to Purchaser at the address set forth in Section 12.4.

11.9                        Return of Confidential Information

Promptly after the Closing, Seller (or its financial advisor, as applicable) shall request in writing the destruction or erasure of all confidential information of the Business provided to any person in connection with such other person’s interest in a possible transaction to acquire the Business (or any portion thereof).

11.10                 Post-Closing Confidentiality

From and after the Closing, Seller shall, and shall cause its Affiliates to, keep confidential and protect, and not divulge, allow access to or use in any way any and all information concerning the business and affairs of the Business, including the Transferred Assets and the Assumed Liabilities, that is not generally known to the public.

11.11                 Further Assurances

After the Closing, each party shall take such further actions and execute such further documents as may be reasonably necessary or reasonably requested by the other party (including with respect to filings for Transferred Intellectual Property) in order to effectuate the intent of this Agreement and to provide such other party in all material respects with the intended benefits of this Agreement and the Ancillary Agreements.

11.12                 Non-Competition; Non-Solicitation

(a)                                 For purposes of this Agreement:

Competing Activities means the business of manufacturing (or having manufactured), packaging, marketing, distributing or selling Competing Products for sale in the Restricted Territory.

Competing Products means spices, seasoning blends, dried sauces, dried soups, dried gravies and barbeque sauces; provided, however, that Competing Products shall not include any pastes or “meal solutions” products that include spices, seasoning blends, dried sauces, dried soups or dried gravies that, if offered on a standalone basis, would constitute Competing Products but that are packaged (either directly or in so-called spice cap products format) with noodles, rice, vegetables, sauces or similar products.

Restricted Period means a period beginning on the Closing Date and ending on the third anniversary thereof.

Restricted Territory means the United States of America, Canada and Mexico.

(b)                                 During the Restricted Period, Seller will not, and will ensure that each of its Affiliates will not, directly or indirectly, as owner, operator, contractor, consultant, partner, joint venture or otherwise, engage in Competing Activities; provided, however, that Seller and any of its Affiliates may own or acquire, directly or indirectly, (i) the securities of any person that engages in any of the Competing Activities if Seller and its Affiliates do not, directly or indirectly, collectively own more than 20% of the aggregate outstanding equity securities of such person and (ii) any person (or any business acquired from any such person) that engages in any of the Competing Activities if such Competing Activities account for less than 15% of the consolidated annual revenues or assets of such person.

(c)                                  Notwithstanding anything in this Section 11.12 to the contrary, Seller and its Affiliates shall not be prevented from continuing to engage in any business currently conducted by Seller or its Affiliates (other than the Business), including manufacturing, marketing, distributing and selling Competing Products outside the Restricted Territory. Purchaser acknowledges and agrees that nothing in this Section 11.12 shall restrict the activities or business of Stratas Foods LLC and that neither Seller nor any of its Affiliates shall have any liability to Purchaser with respect to any activities of Stratas Foods LLC that are Competing Activities; provided, however, that Stratas Foods LLC and its business and activities shall be deemed to have been acquired by Seller, and become subject to the terms of this Section 11.12 if, at any time during the Restricted Period, Seller or any of its Affiliates individually or collectively own or acquire greater than 50% of the economic or voting interests in Stratas Foods LLC or otherwise control the management or operations of Stratas Foods LLC by virtue of having the right to elect a majority of the board (or similar governing body) of Stratas Foods LLC or otherwise.

(d)                                 During the Restricted Period, Seller will not, and will ensure that each of its Affiliates will not, directly or indirectly, engage, solicit, induce or attempt to engage, solicit or induce, whether or not for consideration, any person who is (or was within one year prior to the Closing Date) employed primarily in connection with the Business at the Transferred Real Property in the position of manager (or any more senior position) unless (i) such person is terminated by Purchaser or (ii) more than one year shall have passed since such person terminated his or her employment with the Business. The foregoing covenant shall not prevent general solicitations for employees or public advertisements of employment opportunities (including any recruitment efforts conducted by any recruitment agency); provided, however, that such general solicitations, public advertisements and recruitment efforts are not directed at any person who is (or was within one year prior to the Closing Date) employed primarily in connection with the Business in the position of manager (or any more senior position).

(e)                                  Seller recognizes that the territorial, time and scope limitations set forth in the applicable provisions in this Section 11.12 are reasonable and are properly required for the protection of Purchaser’s and the Business’s legitimate interests in client relationships, goodwill and trade secrets, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Purchaser and Seller agree to submit to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances, and in its reduced form, such provision shall then be enforceable and shall be enforced.

(f)                                   Seller agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which Seller is in breach of this Section 11.12, in order that Purchaser and its Affiliates shall have all of the agreed-upon temporal protections recited herein.

(g)                                  For the avoidance of doubt, this Section 11.12 may be enforced as provided in Sections 12.10 and 12.12.

11.13                 Financial Information Cooperation

From and after the Closing Date (provided that Seller shall use commercially reasonable efforts to begin compliance with this covenant as soon as practicable after the date of this Agreement), Seller shall cooperate with Purchaser in the preparation, review and audit of financial statements and other financial information regarding the Business that may be, in the sole discretion of Purchaser, required to be included in the financial reports and other public disclosures of Purchaser’s Affiliates pursuant to Regulations S-X and S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in connection with the transaction contemplated hereby. Such cooperation shall include assistance with the preparation of financial statements and all other financial information necessary for the accounting firm responsible for reviewing and auditing such financial statements to perform its review and audit, including the execution and delivery by Seller of a customary representation letter to such accounting firm (if and to the extent reasonably required by such accounting firm). Such cooperation by Seller shall be provided in a timely manner such that the preparation of the financial statements and other financial information can be completed and the audit report thereon delivered to Purchaser no later than 60 days after the Closing Date. The accounting firm responsible for the review and audit of such financial statements shall be KPMG LLP unless otherwise determined by Purchaser. All out-of-pocket costs and expenses incurred in connection with this Section 11.13 shall be paid by Purchaser.

11.14                 Archival Copy of Data Room

Promptly following the Closing, Seller shall use commercially reasonable efforts to deliver to Purchaser a DVD, CD, flash drive or similar electronic storage medium containing the documents that Purchaser has previously granted access in the “data room” created and maintained by Seller in connection with Purchaser’s review of the Business.

11.15                 Transferred Real Property Separation

Purchaser acknowledges that Seller and its Affiliates currently use the Transferred Real Property for certain operations unrelated to the Business. Following the Closing, each of Seller and Purchaser will use commercially reasonable efforts at the request of the other party to facilitate the orderly transition of the unrelated operations of Seller and its Affiliates from the Transferred Real Property. Such commercially reasonable efforts will, to the extent requested by Seller, include permitting Seller and its Affiliates reasonable access to the Transferred Real Property to remove assets unrelated to the Business and the use of the Transferred Real Property from the Closing Date through the expiration or earlier termination of the Transition Services Agreement to perform, on a transitional basis, those same functions performed at the Transferred Real Property immediately before the Closing and to fulfill its obligations under the Transition Services Agreement. Following execution of this Agreement and prior to the Closing, if requested by either party, Purchaser and Seller will cooperate to create a joint plan for such transitional arrangements relating to the Transferred Real Property.

12.                               MISCELLANEOUS

12.1                        Assignment

Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by any of the parties hereto without the prior written consent of the other party hereto,

except that (a) Purchaser may assign its right to purchase the Transferred Assets and delegate its obligations to assume the Assumed Liabilities hereunder in whole or in part to any of its Affiliates, without the prior written consent of Seller, (b) Purchaser may assign its rights and obligations under this Agreement in whole or in part through a collateral assignment to any lender providing financing in connection with the Acquisition without the prior written consent of Seller and (c) Seller may assign any rights and obligations hereunder to any Affiliate of Seller without the prior written consent of Purchaser, but no such assignment, absent the express written consent of the other party, shall relieve either party of its obligations hereunder. Subject to the first sentence of this Section 12.1, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person will have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 12.1 will be void.

12.2                        No Third Party Beneficiaries

Except as provided in Article 9, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

12.3                        Expenses

Whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, except as otherwise expressly provided herein or therein, each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.

12.4                        Notices

All notices, requests, permissions, waivers and other communications hereunder must be in writing and will be deemed to have been duly given (a) when received, if sent by registered or certified mail, postage prepaid, (b) when delivered, if delivered personally to the intended recipient, and (c) when delivered, if sent via overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

(i)                                     if to Seller,

ACH Food Companies, Inc.
7171 Goodlett Farms Parkway
Cordova, TN 38018-4909
Attention: General Counsel

with a copy to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Eric S. Shube

(ii)                                  if to Purchaser,

B&G Foods North America, Inc.

4 Gatehall Drive

Parsippany, NJ 07054

Attention: General Counsel

with a copy to:

Dechert LLP

2929 Arch Street

Philadelphia, PA 19104

Attention: Stephen Leitzell

(iii)                               if to Seller Parent,

Associated British Foods plc
Weston Centre
10 Grosvenor Street
London W1K 4QY
Attention: Director of Legal Services

with a copy to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Eric S. Shube

(iv)                              if to Purchaser Parent,

B&G Foods, Inc.

4 Gatehall Drive

Parsippany, NJ 07054

Attention: General Counsel

with a copy to:

Dechert LLP

2929 Arch Street

Philadelphia, PA 19104

Attention: Stephen Leitzell

or to such other addresses as furnished in writing by any such party to the other parties to this Agreement in accordance with the provisions of this Section 12.4.

12.5                        Headings; Interpretation

The descriptive headings of the several Articles and Sections of this Agreement and the Disclosure Schedule to this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and do not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections”, “Exhibits” or “Schedules” are references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” will be construed to have the same meaning as the word “shall”. Unless the context indicates otherwise, the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. Any agreement, instrument or applicable Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or applicable Law as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

12.6                        Counterparts

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by facsimile or by electronic image scan, receipt acknowledged in each case, to the other party to this Agreement.

12.7                        Integrated Contract, Exhibits and Schedules

This Agreement, including the Disclosure Schedule (and the Introduction thereto) and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 12.13, the Confidentiality Agreement and the Ancillary Agreements (including the schedules, exhibits and annexes thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. All Exhibits and Schedules annexed hereto or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein are defined as set forth in this Agreement. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party to this Agreement with respect to the transactions contemplated by this Agreement, the Confidentiality Agreement or the Ancillary Agreements other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder. In evaluating and entering into this Agreement and the Ancillary Agreements, neither party has relied upon nor is it relying upon any representations, warranties or other statements, whether oral or written, except those representations and warranties set forth in this Agreement or the Ancillary Agreements. In the event of any conflict between the provisions of this Agreement (including the Disclosure Schedule (and the Introduction thereto) and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement control.

12.8                        Severability; Enforcement

The invalidity of any portion of this Agreement will not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

12.9                        Governing Law

The laws of the State of New York, without reference to its conflicts of law principles (other than Section 5-1401 of the General Obligations Law of the State of New York), govern all matters arising out of this Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise).

12.10                 Jurisdiction; Service of Process

Each party irrevocably agrees that any Proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) must be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such Proceeding. Each party irrevocably agrees that service of any process, summons, notice or document by United States registered or certified mail to such party’s address set forth in Section 12.4 will be effective service of process for any Proceeding in New York with respect to the matters for which it has submitted to jurisdiction pursuant to this Section 12.10.

12.11                 Waiver of Jury Trial

Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.11.

12.12                 Specific Performance

Each party hereby agrees that irreparable damage would occur and it would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Accordingly, each party hereby agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, including the obligation to consummate the Acquisition, in the United States District Court for the Southern District of New York or any state court of New York located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity, whether pursuant to this Agreement or otherwise. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, (a) any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at law would be adequate, and (b) any requirement to post a bond or other security as a prerequisite to seeking or obtaining equitable relief. In the event of any Proceedings for the enforcement of a party’s rights under this Section 12.12, the costs and expenses incurred by the prevailing party and its representatives in connection therewith, including reasonable third party legal fees and expenses, shall be reimbursed by the non-prevailing party.

12.13                 Amendments

This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by an officer of each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

13.                               PARENT GUARANTEES

13.1                        Seller Parent Guarantee

(a)                                 From and after the Closing Date, Seller Parent, as a primary obligor and not as surety, hereby absolutely, unconditionally and irrevocably guarantees to Purchaser the complete and prompt payment (and not of collection) and performance of, and compliance by Seller of all Seller’s obligations under this Agreement and the Ancillary Agreements, including the payment obligations of Seller set forth in Section 3.3 and Article 9 (the Guaranteed Seller Obligations).

(b)                                 Seller Parent guarantees that the Guaranteed Seller Obligations will be satisfied strictly in accordance with the terms of this Agreement. The liabilities and obligations of Seller Parent under or in respect of this Section 13.1 are independent of any liabilities or obligations of Seller under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against Seller Parent to enforce its obligations under this Section 13.1, irrespective of whether any action is brought against Seller or whether Seller is joined in any such action or actions.

(c)                                  Seller Parent’s obligations under this Section 13.1 shall not be released or discharged by any or all of the following: (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Seller Obligations or any other liabilities or obligations of Seller under or in respect of this Agreement; (ii) any express amendment or modification of or supplement to this Agreement, or any assignment or transfer of any of the Guaranteed Seller Obligations; (iii) any failure on the part of Seller to perform or comply with this Agreement; (iv) any waiver, consent, change, extension, indulgence or other action or any action or inaction under or in respect of this Agreement; (v) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar Proceeding with respect to Seller Parent or Seller or their respective properties, or any action taken by any trustee or receiver or by any court in any such Proceeding, subject, as to enforceability, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfer or similar laws relating to or affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); or (vi) any change in the name or ownership of Seller or any other person referred to herein.

(d)                                 Seller Parent hereby waives (i) notice of acceptance of this guarantee, (ii) presentment and demand concerning the liabilities of Seller Parent and (iii) any right to require that any action be brought against Seller or any other person, or to require that Purchaser seek enforcement of any performance against Seller or any other person prior to any action against Seller Parent under the terms hereof.

(e)                                  Except as to applicable statutes of limitation, no delay of Purchaser in the exercise of, or failure to exercise, any rights under this Section 13.1 shall operate as a waiver of such rights, a waiver of any other rights, or a release of Seller Parent from any obligations hereunder.

(f)                                   Seller Parent hereby warrants to Seller as follows:

(i)                                    Seller Parent is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to execute, deliver and perform its obligations under this Agreement, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

(ii)                                 Seller Parent has the requisite power and authority to execute this Agreement and has taken all action required by its organizational documents to authorize the execution and delivery of this Agreement.

(iii)                              Seller Parent has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfer or similar laws relating to or affecting creditors’ rights generally and to the effect of general principles of equity and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iv)                             The execution and delivery by Seller Parent of this Agreement do not conflict with or result in any breach of or constitute a default under, or result in the creation of any Lien upon any of the properties or assets of Seller Parent under, any provision of (A) the organizational documents of Seller Parent, (B) any Contract to which Seller Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (C) any Judgment or applicable Law applicable to Seller Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such items that would not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

(g)                                  This Section 13.1 shall remain in full force and effect until all of the Guaranteed Seller Obligations are fully and finally performed. For the avoidance of doubt, the obligation and liability of Seller Parent, as a primary obligor and not as surety, under this Section 13.1 is specifically limited to payment (and not of collection) and performance of the Guaranteed Seller

Obligations required to be made by Seller under this Agreement and the Ancillary Agreements, subject to any and all rights, limitations, qualifications and other defenses, solely to the extent that each of the foregoing are available to Seller under this Agreement or the Ancillary Agreements, as the case may be.

13.2                        Purchaser Parent Guarantee

(a)                                 From and after the Closing Date, Purchaser Parent, as a primary obligor and not as surety, hereby absolutely, unconditionally and irrevocably guarantees to Seller the complete and prompt payment (and not of collection) and performance of, and compliance by Purchaser of all Purchaser’s obligations under this Agreement and the Ancillary Agreements, including the payment obligations of Purchaser set forth in Section 3.3 and Article 9 (the Guaranteed Purchaser Obligations).

(b)                                 Purchaser Parent guarantees that the Guaranteed Purchaser Obligations will be satisfied strictly in accordance with the terms of this Agreement. The liabilities and obligations of Purchaser Parent under or in respect of this Section 13.2 are independent of any liabilities or obligations of Purchaser under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against Purchaser Parent to enforce its obligations under this Section 13.2, irrespective of whether any action is brought against Purchaser or whether Purchaser is joined in any such action or actions.

(c)                                  Purchaser Parent’s obligations under this Section 13.2 shall not be released or discharged by any or all of the following: (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Purchaser Obligations or any other liabilities or obligations of Purchaser under or in respect of this Agreement; (ii) any express amendment or modification of or supplement to this Agreement, or any assignment or transfer of any of the Guaranteed Purchaser Obligations; (iii) any failure on the part of Purchaser to perform or comply with this Agreement; (iv) any waiver, consent, change, extension, indulgence or other action or any action or inaction under or in respect of this Agreement; (v) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar Proceeding with respect to Purchaser Parent or Purchaser or their respective properties, or any action taken by any trustee or receiver or by any court in any such Proceeding, subject, as to enforceability, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfer or similar laws relating to or affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); or (vi) any change in the name or ownership of Purchaser or any other person referred to herein.

(d)                                 Purchaser Parent hereby waives (i) notice of acceptance of this guarantee, (ii) presentment and demand concerning the liabilities of Purchaser Parent and (iii) any right to require that any action be brought against Purchaser or any other person, or to require that Seller seek enforcement of any performance against Purchaser or any other person prior to any action against Purchaser Parent under the terms hereof.

(e)                                  Except as to applicable statutes of limitation, no delay of Seller in the exercise of, or failure to exercise, any rights under this Section 13.2 shall operate as a waiver of such rights, a waiver of any other rights, or a release of Purchaser Parent from any obligations hereunder.

(f)                                   Purchaser Parent hereby warrants to Purchaser as follows:

(i)                                    Purchaser Parent is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to execute, deliver and perform its obligations under this Agreement, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

(ii)                                 Purchaser Parent has the requisite power and authority to execute this Agreement and has taken all action required by its organizational documents to authorize the execution and delivery of this Agreement.

(iii)                              Purchaser Parent has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfer or similar laws relating to or affecting creditors’ rights generally and to the effect of general principles of equity and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iv)                             The execution and delivery by Purchaser Parent of this Agreement do not conflict with or result in any breach of or constitute a default under, or result in the creation of any Lien upon any of the properties or assets of Purchaser Parent under, any provision of (A) the organizational documents of Purchaser Parent, (B) any Contract to which Purchaser Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (C) any Judgment or applicable Law applicable to Purchaser Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such items that would not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

(g)                                  This Section 13.2 shall remain in full force and effect until all of the Guaranteed Purchaser Obligations are fully and finally performed. For the avoidance of doubt, the obligation and liability of Purchaser Parent, as a primary obligor and not as surety, under this Section 13.2 is specifically limited to payment (and not of collection) and performance of the Guaranteed Purchaser Obligations required to be made by Purchaser under this Agreement and the Ancillary Agreements, subject to any and all rights, limitations, qualifications and other defenses, solely to the extent that each of the foregoing are available to Purchaser under this Agreement or the Ancillary Agreements, as the case may be.

IN WITNESS WHEREOF, Seller, Purchaser, Seller Parent and Purchaser Parent have duly executed this Agreement as of the date first written above.

As Seller,

ACH FOOD COMPANIES, INC.

By:

/s/ Richard A. Rankin
Name:	Richard A. Rankin
Title:	Chief Executive Officer

As Purchaser,

B&G FOODS NORTH AMERICA, INC.

By:

/s/ Robert C. Cantwell
Name:	Robert C. Cantwell
Title:	President and Chief Executive Officer

As Seller Parent,

ASSOCIATED BRITISH FOODS PLC

By:

/s/ Richard A. Rankin
Name:	Richard A. Rankin
Title:	Attorney-in-fact

As Purchaser Parent,

B&G FOODS, INC.

By:

/s/ Robert C. Cantwell
Name:	Robert C. Cantwell
Title:	President and Chief Executive Officer